Exhibit 2.1

                           STOCK PURCHASE AGREEMENT
                                by and between



                         ADC TELECOMMUNICATIONS, INC.,

                                 ADC MERSUM OY

                                      and

                              THE SHAREHOLDERS OF
                                  SOLITRA OY

                                 July 1, 1996

                           STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

      Article   Title                                           Page
      -------   -----                                           ----

         1.     DEFINITIONS                                      1

         2.     PURCHASE AND SALE OF STOCK
                2.1   Purchase and Sale of Shares                2
                2.2   Purchase Price and Payment for Shares      2

         3.     CLOSING
                3.1   Closing Date                               4
                3.2   Actions Taken at Closing                   4
                3.3   Transfer of Title                          4

         4.     ADDITIONAL COVENANTS
                4.1   Consents; Satisfaction of Conditions       4
                4.2   Access; Regulatory Filings                 5
                4.3   Solitra USA                                5
                4.4   Share Escrow Agreement                     6
                4.5   Shareholder Agreement                      6
                4.6   Certain Employees                          6
                4.7   Non-Competition Covenants                  7
                4.8   Confidentiality of Information             8
                4.9   Conversion of Note                         9
                4.10  Termination of Loan Agreement              9
                4.11  Merger Loss                                9
                4.12  Contribution to Foundation                 9
                4.13  Further Assurances                         9
                4.14  No Violation of third Party
                      Confidentiality                           10
                4.15  License Agreement                         10

         5.     REPRESENTATIONS AND WARRANTIES OF THE SELLING
                SHAREHOLDERS
                5.1   Organization and Good Standing of the Company;
                      No Subsidiaries                           10
                5.2   Authorization of Agreement and
                      Enforceability                            11
                5.3   Effect of Agreement                       11
                5.4   Government and Other Consents             11
                5.5   Financial Statements and Financial
                      Performance                               12
                5.6   Commitments                               13
                5.7   Ownership of Shares                       14
                5.8   Capital Stock                             14


                                       i


                5.9   Title to Assets; Absence of Liens and
                      Encumbrances                              15
                5.10  Condition of Assets                       16
                5.11  Intellectual Property Rights              16
                5.12  Environmental Matters                     18
                5.13  Tax Matters                               20
                5.14  Permits, Licenses, Compliance with Laws   20
                5.15  Litigation                                20
                5.16  Labor and Employment Matters              21
                5.17  Employees                                 21
                5.18  Employee Benefits                         21
                5.19  Product Warranties                        24
                5.20  Insurance                                 24
                5.21  Customers and Suppliers                   24
                5.22  Affiliate Transactions                    25
                5.23  No Brokers                                25
                5.24  Other Information                         25
                5.25  Due Diligence Investigation               26

         6.     REPRESENTATIONS AND WARRANTIES OF ADC
                6.1   Organization and Good Standing of ADC     26
                6.2   Authorization of Agreement and
                        Enforceability                          26
                6.3   Effect of Agreement                       27
                6.4   No Brokers                                27
                6.5   Financing                                 27
                6.6   Other Information                         27
                6.7   Due diligence Investigation               27

         7.     CONDITIONS TO CLOSING
                7.1   Conditions to ADC Obligation to Close     28
                7.2   Conditions to the Selling Shareholders
                        Obligation to Close                     31
                7.3   Termination Prior to Closing              32
                7.4   Payment of Stamp Taxes                    32

         8.     CONDUCT OF THE COMPANY'S BUSINESS
                8.1   Conduct of Business Prior to Closing      33
                8.2   Post-Closing Operation of the
                        Company's Business                      33

         9.     INDEMNIFICATION
                9.1   Indemnification by the Selling
                        Shareholders                            34
                9.2   Indemnification by ADC                    35
                9.3   Limitation on Liability                   35
                9.4   Method of Asserting Claims                36
                9.5   Escrow Agreement                          38
                9.6   Right of Setoff/No Waiver                 38
                9.7   No Waiver                                 38
                9.8   Release                                   39


                                      ii


        10.     DISPUTE RESOLUTION
                10.1  Shareholder Representative                39
                10.2  Discussion and Nonbinding Mediation       41
                10.3  Arbitration                               42
                10.4  Injunctive Relief Liquidated Damages      43

        11.     SURVIVAL OF COVENANTS, REPRESENTATIONS
                AND WARRANTIES                                  43

        12.     GENERAL PROVISIONS
                12.1  Notices                                   44
                12.2  References; Incorporation of Schedules and
                        Exhibits; Headings                      45
                12.3  Plurals, Gender and Other Construction
                        Matters                                 45
                12.4  Entire Agreement                          46
                12.5  Severability                              46
                12.6  Governing Law; Venue                      46
                12.7  Counterparts                              46
                12.8  Transaction Fees and Expenses             47
                12.9  Press Releases and Announcements          47
                12.10 Successors and Assigns                    48
                12.11 ADC Guarantee                             48


                           STOCK PURCHASE AGREEMENT
                           -------------------------

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 1, 1996, by and between ADC Telecommunications, Inc., a Minnesota corporation ( "ADC" ) ADC Mersum Oy , a Finnish corporation and wholly owned subsidiary of ADC ("Buyer"), Juha Sipila, Polar Electro Oy, a Finnish corporation, Ari Haapakoski, Sirpa Juusola, Henrik Oja, and Sisko Sammallahti-Siklander (each individually, a "Selling Shareholder" and collectively, the "Selling Shareholders") and Juha Sipila in his capacity as representative of the Selling Shareholders (the "Representative"). ADC, Buyer, the Selling Shareholders and the Representative are referred to collectively as the "Parties".


                                   RECITALS:

     A. The Selling Shareholders collectively own 20,450 ordinary shares of capital stock in each case FIM 500 nominal value (collectively the "Shares"), of Solitra Oy, a corporation organized under the laws of Finland (the "Company"). The Shares constitute all of the issued and outstanding shares of capital stock of the Company and all of the outstanding rights to acquire the same.

     B. The Selling Shareholders desire to sell, and Buyer desires to purchase, all of the Shares on the terms and conditions set forth in this Agreement.

     C. Buyer is a wholly owned subsidiary of ADC and ADC has agreed to guaranty the performance by Buyer of its obligations hereunder.

                                  AGREEMENTS:

     NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations, and warranties contained in this Agreement, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     An index of defined terms is located on the attached Schedule 1 which is incorporated herein and made a part of this Agreement by this reference. Unless otherwise defined elsewhere in this Agreement, capitalized terms used herein shall have the meaning set forth in the attached Schedule 1.

                                   ARTICLE 2
                          PURCHASE AND SALE OF STOCK

     2.1 Purchase and Sales of Shares. On the terms and subject to the conditions of this Agreement, Buyer shall purchase the Shares from the Selling Shareholders, and the Selling Shareholders shall sell, assign, transfer, convey and deliver the Shares and the certificates and instruments representing the Shares to Buyer. Eighty percent (80%) of the Shares (16,360 shares) (the "Initial Shares") shall be delivered to Buyer at the Closing and the remaining twenty percent (20%) of the Shares (4,090 shares) (the "Deferred Shares") shall be placed in escrow at Closing pursuant to the Share Escrow Agreement contemplated by Section 4.4 for subsequent delivery to Buyer over a three year period ending on October 21, 1999 pursuant to the terms of the Share Escrow Agreement.

     2.2 Purchase Price and Payment for Shares. The aggregate cash purchase price (the "Purchase Price") to be paid by Buyer in consideration for all of the Shares (including the Initial Shares and the Deferred Shares) shall consist of two components, the Initial Payment and the Post-Closing Payments, each as defined below.

     (a) The "Initial Payment" shall be a cash payment in the amount of One Hundred Eighty Seven Million, Eight Hundred Thousand Markkaa (FIM 187,800,000), subject to adjustment (upward or downward) based upon changes in the Company's Net Assets between December 31, 1995 and the Closing Date as determined pursuant to the attached Schedule 2.2A. Subject to the terms and conditions of this Agreement, the Initial Payment shall be payable at Closing as follows:

     i) Buyer shall pay to the Selling Shareholders the sum of One Hundred Seventy Three Million, Seven Hundred Fifteen Thousand Markkaa (FIM 173,715,000), subject to adjustment (upward or downward) based upon changes in the Company's Net Assets between December 31, 1995 and the Closing Date as determined pursuant to the attached Schedule 2.2A, in cash by wire transfer or other readily available funds. Such amount shall be allocated to and distributed among the Selling Shareholders in accordance with their respective Percentage Interests as set forth on the attached Schedule 2.2B.

     ii) At Closing, Buyer shall deposit the sum of Three Million Thirty Three Thousand Nine Hundred Twenty Six Dollars (US$ 3,033,926) and following Closing, such additional amount as may be required following Closing pursuant to Section 5 of Schedule 2.2.A (collectively, the "Holdback Amount") with Merita Bank, as escrow agent (the "Cash Escrow Agent") to be held as security for the payment of any downward purchase price adjustment pursuant to
     Schedule 2.2A, any recovery for amounts paid to Ravaska pursuant to
     Section 4.3, any recovery required with respect to the CompanyOs merger loss pursuant to Section 4.11, or any claims for indemnification that may arise under Section 9.1 hereof. The Escrow Agent shall hold, invest and disburse the Holdback Amount in accordance with an escrow agreement in the form attached hereto as Exhibit A (the "Cash Escrow Agreement") which shall be executed and delivered by the Escrow Agent and each of the Parties at Closing.

     iii)The upward or downward adjustment, if any, determined in accordance with Schedule 2.2A shall be payable not later than the tenth business day after the determination of the Closing Net Asset Amount shall become final and binding in accordance with the terms of Schedule 2.2.A. ADC shall pay the amount of any upward adjustment (subject to Section 5 of Schedule 2.2A) and the Selling Shareholders shall pay the amount of any downward adjustment. Any amounts not so paid by such tenth business day shall accrue interest at an annual rate equal to 6% from and after such tenth day, which interest shall be due and payable simultaneously with payment of the overdue amounts.

     (b) The "Post-Closing Payment(s)" shall consist of three additional cash payments in amounts determined pursuant to this Section 2.2 (b) and the attached Schedule 2.2C. One Post-Closing Payment shall be payable (to the extent any is earned pursuant to Schedule 2.2C) for each of the three fiscal years ending as of October 31, 1997, 1998 and 1999 (each such fiscal year is a "Payment Year"). The exact amount of the Post-Closing Payment for each Payment Year shall be based upon the Company's Revenues and Operating Profits during such Payment Year relative to the financial targets for Revenues and Operations Profits identified on the attached Schedule 2.2C, all as calculated and determined in accordance with the provisions of Schedule 2.2C.

     The Parties acknowledge and agree that there is no minimum or maximum limit on the actual amount of Post-Closing Payment which may be payable based upon the Company's Revenues and Operating Profits relative to the targets for each Payment Year. The Selling Shareholders acknowledge and agree that (i) the financial targets for the CompanyOs Revenues and Operating Profits set forth in
Schedule 2.2C of the Purchase Agreement were developed from projections initially provided to ADC by the Selling Shareholders and (ii) there can be no assurance of the ability of the Company to achieve any such financial targets following Closing. As contemplated by Section 4.3, any amount payable to Lasse Ravaska ("Ravaska") following Closing pursuant to the Solitra USA Agreement shall be deducted from the amount of the Post-Closing Payments otherwise due hereunder. Subject to the terms and conditions of this Agreement, the Post-Closing Payments, if any, for each of the Payment Years shall be payable by Buyer in cash by wire transfer or other readily available funds not later than the tenth business day following the final determination of the amount of Post-Closing Payment payable with respect to the applicable Payment Year pursuant to the procedure set forth on Schedule 2.2C. Any amounts not so paid by such tenth business day shall accrue interest at an annual rate equal to 6% from and after such tenth day, which interest shall be due and payable simultaneously with payment of the overdue amounts. Each of the Post-Closing Payments (and interest thereon, if any) shall be allocated to and distributed among the Selling Shareholders in accordance with their respective Percentage Interests.


                                   ARTICLE 3
                                    CLOSING

     3.1 Closing Date. Unless the parties otherwise agree in writing the closing of the transactions to be effected hereunder (the "Closing") shall be held at the offices of Roschier-Holmberg & Waselius, ADC's Finnish counsel in Helsinki, Finland on July 1, 1996 (the "Closing Date") and the Closing shall be deemed to be effective as of 11:59 p.m. on June 30, 1996.

     3.2 Actions Taken at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Selling Shareholders shall execute and deliver the documents and take the actions contemplated by Section 7.1 of this Agreement and ADC and Buyer shall execute and deliver the documents and take the actions contemplated by Section 7.2 of this Agreement.

     3.3 Transfer of Title. Title to the Initial Shares shall transfer from the Selling Shareholders to Buyer at Closing. Title to the Deferred Shares shall transfer from the Selling Shareholders to Buyer at such time as Shares are to be delivered to Buyer pursuant to the Share Escrow Agreement contemplated by Section 4.4.


                                   ARTICLE 4
                             ADDITIONAL COVENANTS

     4.1 Consents; Satisfaction of Conditions. Prior to the Closing, Buyer, and the Selling Shareholders shall use their best efforts to, and the Selling Shareholders shall cause the Company to use its best efforts to, (i) obtain any and all consents necessary to consummate the transactions contemplated by this Agreement and (ii) fulfill or obtain the fulfillment of the conditions of the Closing applicable to such party, including, without limitation, the execution and delivery of all documents to be executed and delivered pursuant to this Agreement.

     4.2 Access; Regulatory Filings. Subject to the terms of the confidentiality obligation contained in the letter agreement dated May 15, 1996 between ADC and the Company, the Selling Shareholders shall cause the Company to permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records of the Company and Solitra USA for the purposes of verifying the representations and warranties of the Selling Shareholders hereunder and such reasonable access to employees of the Company and Solitra USA as is necessary to ensure an orderly transition of ownership and to enable accountants selected by ADC to prepare a Closing Balance Sheet in consultation with the Selling Shareholders' accountants. Each of the Parties will furnish to the other Parties and the Selling Shareholders shall cause the Company to furnish to ADC such necessary information and reasonable assistance as such Party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency related to this Agreement and the transactions contemplated hereby.

     4.3 Solitra USA. As a condition precedent to Closing, the Selling Shareholders shall cause Ravaska and the Company to execute and deliver a Stock Purchase Agreement in the form attached hereto as Exhibit B (the "Solitra USA Agreement"), pursuant to which the Company shall have the right to acquire all of the shares of capital stock of Solitra USA held by Ravaska (the "Solitra USA Shares"). The amount of FIM 350,000 which is to be paid to Ravaska by the Company at Closing under the Solitra USA Agreement shall be subtracted from the Company's assets for purposes of the Closing Balance Sheet, adjustments to the Initial Payment contemplated by Schedule 2.2A and the calculation of the Post-Closing Payments pursuant to Schedule 2.2C and no value shall be placed on the shares acquired from Ravaska for purposes of the Closing Balance Sheet. All amounts paid to Ravaska for the Solitra USA Shares following Closing shall be deducted from the amount of any Post-Closing Payment otherwise due to the Selling Shareholders in the year such payment to Ravaska is made, provided, however, if the amount payable to Ravaska under the Solitra USA Agreement in a given year is greater that the amount of Post-Closing Payment due in such year, ADC shall have the right to recover the difference from the Holdback Amount held under the Cash Escrow Agreement or from the Selling Shareholders. The parties acknowledge that ADC and Buyer are intended beneficiaries of the Solitra USA Agreement and that following Closing ADC and Buyer shall have the right (but not an obligation) to enforce the Solitra USA Agreement in the name and on behalf of the Company.

     4.4 Share Escrow Agreement. At Closing, each of the Parties, the Company and Merita Bank, as escrow agent (the "Share Escrow Agent"), shall execute and deliver an escrow agreement in the form attached hereto as Exhibit C (the "Share Escrow Agreement"). Pursuant to the Share Escrow Agreement the Share Escrow Agent shall hold the Deferred Shares and shall deliver the Deferred Shares and the certificates representing such Shares to Buyer in the amounts and on the dates specified in the Share Escrow Agreement. Until the Deferred Shares are delivered to Buyer pursuant to the Share Escrow Agreement, the Selling Shareholders shall remain as the owners of the Deferred Shares. Ownership of and title to the Deferred Shares shall be transferred to Buyer as the Deferred Shares are delivered to Buyer pursuant to the Share Escrow Agreement and, as a result, Buyer shall own 100% of the Shares on October 21, 1999.

     4.5 Shareholder Agreement. At Closing, each of the Parties and the Company shall execute and deliver a shareholder agreement in the form attached hereto as Exhibit D (the "Shareholder Agreement").

     4.6 Certain Employees. Subject to the provisions of this Section 4.6, those Selling Shareholders who are full-time employees of the Company on the date of this Agreement shall continue without interruption as employees of the Company during the Post-Closing Period in their current positions or in positions at least equivalent thereto in terms of responsibility and shall receive at least the same salary and bonus arrangement and comparable benefits as such employees received prior to May 31, 1996 as set forth on Schedule 4.6.

     (a) Notwithstanding the foregoing, the employment of any such Selling Shareholder may be terminated by the Company for "cause" under Finnish law, except that for purposes of this Agreement "cause" shall also include (i) the conviction of a felony or a crime involving moral turpitude, (ii) the willful failure to perform duties, or failure to comply with the Company's standard policies and procedures generally applicable to all employees, after having received written notice from the Company Board identifying such failure and after having received an opportunity of at least ten days in which to cure the failure, (iii) a willful act by such person to usurp a corporate opportunity of the Company, (iv) an act of fraud or dishonesty committed by such person against the Company, ADC or its affiliates or (v) any other misconduct by a Selling Shareholder that is materially injurious to the business or reputation of the Company or ADC.

     (b) During the Post-Closing Period, no Selling Shareholder shall be terminated without cause without the consent of Juha Sipila and a majority of the members of the Company Board. If any Selling Shareholder is terminated without cause during the Post-Closing Period, the Company shall pay to such Selling Shareholder all amounts due as salary and bonus and shall continue to provide benefits (in each case at levels at least equal to those received by such Selling Shareholder at the time of termination) for the period remaining from the time of termination until the end of the Post-Closing Period;

     (c) If the Company intends to terminate any Selling Shareholder's employment without cause after the end of the Post-Closing Period, the Company shall provide such Selling Shareholder with notice at least three monthOs prior to the date of such termination.

     (d) Notwithstanding any other provision of this Agreement or any Ancillary Agreement, during the Post-Closing Period, (i) the position and job responsibilities of any Selling Shareholder other than Juha Sipila may be changed at any time by approval of at least four (4) members of the Company Board; and (ii) the position and job responsibilities of any Selling Shareholder including Juha Sipila may be changed by approval of at least three
(3) members of the Company Board if the Company fails to meet at least 90% of the threshold targets for Revenues or Operating Profits in any Payment Year as set forth on Schedule 2.2C.

     4.7  Non-Competition Covenants.

     a) Each Selling Shareholder agrees that from the date hereof and for the period (the "Restricted Period") ending the later of (i) three years after the Closing Date (whether or not such Selling Shareholder is an employee of the Company) or (ii) one year after the termination of such Selling Shareholder's employment with the Company for any reason, (if such Selling Shareholder is presently employed by the Company), such Selling Shareholder shall not, directly or indirectly, in any manner or capacity as an advisor, principal, agent, partner, officer, director, shareholder, or employee of any Person, which manufactures, distributes or sells any products competitive with those manufactured, distributed or sold by the Company or Solitra USA at any time during the Restricted Period. Notwithstanding the foregoing, there shall be no restriction on the right of Polar Electro Oy (without the involvement of any other Selling Shareholder) from engaging in any line of business in which it is engaged as of the Closing Date or in any new line of business other than a line of business in which, to the Actual Knowledge of Polar Electro Oy at the time in question, the Company is engaged as of the date Polar Electro enters such line of business. Polar Electro Oy shall advise the Company Board in advance of any new line of business which is similar to the Company's line of business and in which it plans to engage during the Restricted Period. Further notwithstanding the foregoing, Juha Sipila may remain as a member of the board of directors of Ultracom Oy unless and until such time as Ultracom Oy manufactures, sells or distributes products competitive with those manufactured, distributed or sold by the Company or Solitra USA.

     (b) The obligations of each Selling Shareholder under this Section 4.7 shall apply to Finland, the United States and all other markets in which the Company or Solitra USA operates or distributes products during the term of the Restricted Period.

     (c) Ownership by any Selling Shareholder, as a passive investment without any management role or other active involvement, of less than 5 percent of the outstanding Shares of any publicly traded company listed on a United States securities exchange or less than ten percent of the outstanding shares of capital stock of any other publicly traded company listed on a non-United States securities exchange (including without limitation, the Helsinki Stock Exchange) shall not constitute a breach of this Section 4.7.

     (d) Each Selling Shareholder agrees that, during the Restricted Period, such Selling Shareholders will not, directly or indirectly, assist or solicit any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 4.7 if such activity were carried out by such Selling Shareholders, either directly or indirectly; and, in particular, each Selling Shareholder agrees that such Selling Shareholder will not, directly or indirectly, induce any employee of the Company or Solitra USA, to carry out, directly or indirectly, any such activity.

     4.8 Confidentiality of Information. After the Closing, each of the Selling Shareholders shall hold in confidence all trade secrets and other confidential or proprietary documents and information related to the Company, Solitra USA or ADC and shall refrain from disclosing or using any such confidential information for such Selling Shareholder's own benefit, or to or for the benefit of any third party. This obligation of confidentiality and non-use shall not apply, or shall cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than the Selling Shareholders, or which is required to be disclosed by order of any court or governmental agency of competent jurisdiction. The Parties acknowledge and agree that the confidentiality agreement dated May 15, 1996 between the Company and ADC shall be terminated as of the Closing Date.

     4.9 Exercise of Options and Conversion of Note. All outstanding options to acquire the Company's capital stock held by Polar Electro Oy shall be exercised and paid or terminated effective immediately prior to Closing and the outstanding convertible note dated December 14, 1994 held by Polar Electro Oy shall be converted into equity effective immediately prior to Closing and all the shares of company stock issuable upon any such exercise or conversion shall be included in the Shares to be delivered to Buyer hereunder.

     4.10 Termination of Loan Agreement. The Selling Shareholders shall cause the Company to arrange for the pay-off and termination of the two loans (and all debt-to-equity conversion rights related thereto) that the Company obtained from MB Corporate Finance Ltd. on December 18, 1995 in the original aggregate principal amount of FIM 15,000,000 on substantially the terms set forth on the attached Schedule 4.10. Neither the pay-off of such loans nor any loan or capital contribution made by Buyer to the Company at Closing to fund such payoff shall be reflected in the Closing Date Balance Sheet for purposes of determining the Company's Net Assets, the calculation of any adjustment to the Initial Payment pursuant to Schedule 2.2A or the calculation of any Post-Closing Payment pursuant to Schedule 2.2C. Following Closing, ADC shall have the right, but not an obligation, to refinance through Buyer or other lenders designated by ADC any other currently outstanding debt of the Company provided that the terms of such substitute debt shall not carry an interest rate which is higher than the rate on the particular existing loan being refinanced.

     4.11 Merger Loss. The Selling Shareholders shall be responsible for and shall pay to Buyer the amount of any tax liability, interest or penalties related to the deductibility of the Company Merger Loss as described on Section
5.13 of the Disclosure Schedule.

     4.12 Contribution to Foundation. At the Closing, ADC or Buyer shall make a charitable contribution in the amount of FIM 3,000,000 to the Seppo Saynajakangas Tiede Saatio.

     4.13 Further Assurances. After the Closing, the Selling Shareholders shall, at ADC's request, execute or obtain and deliver to ADC without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as ADC may reasonably request in order to transfer to, vest in and protect ADC and its right, title and interest in the Shares (subject to the provisions of the Share Escrow Agreement with respect to the Deferred Shares), and to otherwise consummate or effectuate the transactions contemplated by this Agreement.

     4.14 No Violation of Third Party Confidentiality. ADC, Buyer, and each of the Selling Shareholders agree that such party shall not disclose to any third party, information which would cause a violation of any existing agreement of confidentiality or non-disclosure between the Company or Solitra USA and any other third party.

     4.15 License Agreement. At Closing, the Company and ADC shall mutually execute and deliver a license agreement in the form attached hereto as Exhibit E (the "License Agreement"). No amounts paid or payable to the Company under the License Agreement shall be included in the Company's Net Assets for purposes of the Closing Balance Sheet nor included in the CompanyOs Revenues for purposes of calculating the amount of any Post-Closing Payment.

                                   ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

     Each of the Selling Shareholders, severally (and not jointly), represents and warrants to Buyer and ADC that, except as expressly set forth on the disclosure letter dated June 30, 1996 which was delivered by the Selling Shareholders to and acknowledged in writing by ADC prior to the execution of this Agreement (the "Disclosure Schedule"), the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

     5.1 Organization and Good Standing of the Company; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Finland. The Company's subsidiary, Solitra USA, Inc. ("Solitra USA") is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. The Company and Solitra USA have all requisite corporate power and authority, licenses, permits and franchises that they are required to possess, in order to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted except where the failure of such condition would not have a Material Adverse Effect on the Company. Each of the Company and Solitra USA are qualified to do business in every jurisdiction in which the nature of their respective businesses or the ownership of their properties require them to be so qualified. The copies of the Company's Articles of Association which have been furnished by the Company to ADC prior to the execution of this Agreement reflect all amendments made thereto and are correct and complete. The copies of Solitra USA's Articles of Incorporation and By-laws which have been furnished by the Company to ADC prior to the execution of this Agreement reflect all amendments made thereto and are correct and complete. The Company has no subsidiaries other than

Solitra USA and the Company does not directly or indirectly own any equity or voting interest in any other corporation, partnership, joint venture, limited liability company or any other entity or business enterprise of any nature.

     5.2 Authorization of Agreement and Enforceability. Each of the Selling Shareholders has the full power, authority and legal capacity to make the representations, warranties and agreements made in this Agreement, to execute and deliver this Agreement and the Ancillary Agreements, and to perform their respective obligations under this Agreement and the Ancillary Agreements to which each is a party. This Agreement and each of the Ancillary Agreements to which the Selling Shareholders are a party have been duly and validly executed and delivered by each of the Selling Shareholders, and constitute legal, valid and binding obligations of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with their respective terms. This Agreement, the Ancillary Agreements to which the Selling Shareholders are parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings or approvals on the part of the Company or its board of directors or stockholders are necessary to authorize or approve the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Selling Shareholders or the Company.

     5.3 Effect of Agreement. Neither the execution, delivery, nor performance of this Agreement or the Ancillary Agreements by the Selling Shareholders or the Company, nor the consummation by the Selling Shareholders or the Company of the transactions contemplated will: (a) conflict with or result in a breach of any provision of the articles of association or other organization documents of the Company or Solitra USA, (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any contract, note, bond, mortgage, indenture, other indebtedness, license or other agreement or obligation to which the Company, Solitra USA or any of the Selling Shareholders is a party or by which the Company, Solitra USA, the Selling Shareholders or any of the Shares may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to the Company, Solitra USA or any of the Selling Shareholders.

     5.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by the Selling

Shareholders of this Agreement or any Ancillary Agreement to which each is a party.

     5.5 Financial Statements and Financial Performance. Section 5.5 of the Disclosure Schedule contains copies of the Company's audited balance sheets and statements of earnings as of and for the period ended December 31, 1995 and an unaudited balance sheet and statement of earnings of the Company, as of and for the five month period ended May 30, 1996 (collectively and including notes thereto, "the Company's Financial Statements"). Except as noted under Section
5.5 of the Disclosure Schedule, the Company's Financial Statements have been prepared in accordance with generally accepted accounting principles of Finland ("Finnish GAAP") consistently applied, are correct and complete, and fairly present the financial position and results of operations of the Company as of the dates and for the periods indicated.

     a) Except as disclosed in the latest balance sheet contained in the Company's Financial Statements or the notes thereto or as otherwise expressly disclosed in the schedules to this Agreement, the Company has no debts, obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise for the period then ended.

     b) The accounts receivable reflected on the latest balance sheet contained in the Company's Financial Statements are valid receivables incurred in the ordinary course of the Company's Business, 95% of which are collectible within 90 days from their respective maturity dates, in accordance with their terms.

     c) Except for variations not exceeding 5%, the Company's inventory of raw materials, work in process and finished goods reflected on the latest balance sheet contained in the Company's Financial Statements consists of items of a quality and quantity usable and, with respect to finished goods only, saleable in the ordinary course of the Company's business. The Company's inventory of finished goods is not slow moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required to fill on a timely basis current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at the Company's normal level of operations.

     d) Except as set forth in Section 5.5 of the Disclosure Schedule, since the date of the latest balance sheet in the Company's Financial
     Statements:

        i) There has not been any change resulting in a Material Adverse Effect in the Company's financial condition or in the condition of the Company's assets, and there are no facts, circumstances, events, occurrences, contingencies or conditions which might reasonably be expected to result in such a material adverse change, whether or not in the ordinary course of business and whether or not covered by insurance; and

        ii)the business of the Company and Solitra USA, however, has been operated in all respects only in the ordinary course of business (provided that ADC and Buyer hereby acknowledge that during the past four (4) months key persons of the Company have been involved in the negotiations with respect to this Agreement and the Ancillary Agreements).

     5.6 Commitments. Except as set forth in Section 5.6 of the Disclosure Schedule and on the Company's Financial Statements, neither the Company nor Solitra USA is a party to and neither the Company, Solitra USA nor their respective assets is bound or affected by any (a) lease or sublease agreement relating to real or personal property, (b) license, contract or assignment relating to any form of intellectual property, (c) agreement or commitment for the purchase or sale of equipment or other capital assets, goods, products, services, raw materials or supplies in excess of Five Hundred Thousand Markkaa (FIM 500,000), (d) employment agreement, collective bargaining agreement or agreement with any labor union, (e) agreement with any distributor, dealer, sales agent or sales representative, (f) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another, (g) agreement for borrowing or lending of money with any party or any agreement with any financial institution, including letters of credit and performance bonds, (h) agreement granting any person or entity a lien, security interest or mortgage on any of the Company's properties or assets, (i) joint venture, partnership or similar agreement with any other person or entity, (j) noncompetition, nondisclosure or other agreement, which restricts the Company, Solitra USA or any of the Selling Shareholders in the conduct of the Company's business, or (k) other material agreement affecting the Company's business or assets.

     Correct and complete copies of all agreements and other arrangements listed on Section 5.6 of Disclosure Schedule and any and all amendments thereto (collectively referred to herein as the "Commitments"), have been delivered to ADC for review prior to the date of this Agreement. To the Actual Knowledge of each Selling Shareholder, each of the Commitments is now valid, binding and in full force and effect, enforceable in accordance with its terms; the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Commitments; the Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in a default under any of the Commitments nor is any other party to any of the Commitments in default thereunder.

     5.7 Ownership of Shares The Selling Shareholders together own, beneficially and of record, all right, title and interest in and to the Shares free and clear of any security interests, claims, liens, pledges, options, loans, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind. The delivery by each of the Selling Shareholders of the certificate or certificates representing the Shares owned by such Seller in the manner set forth in Section 7.1 hereof will transfer to ADC good and valid title to the Initial Shares at Closing and to the Deferred Shares upon delivery of the Deferred Shares to ADC pursuant to the Share Escrow Agreement, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. The Shares to be delivered to Buyer hereunder constitute 100% of the ownership interests in the Company. Effective upon the execution of this Agreement, all outstanding debt of the Company to any of the Selling Shareholders has been converted into equity including without limitation the obligations of the Company under that certain convertible bond in favor of Polar Electro Oy dated, December 14, 1995. The shares of stock representing such converted debt are included in the Shares transferred to ADC hereunder and none of the Selling Shareholders has any rights to receive any additional payment for such converted debt. All outstanding options or warrants exercisable for any shares of the Company's capital stock have been exercised and paid for or terminated prior to Closing and all Shares of the Company's capital stock issued or issuable thereunder are included in the Shares being delivered to Buyer hereunder.

     5.8  Capital Stock    The authorized capital stock of the Company consists
of 77,000 ordinary shares of capital stock, FIM 500 nominal value per share, of which 19,250 shares are issued and outstanding immediately prior to the execution of this Agreement, and 1,200 shares of which will be issued to Polar Electro Oy pursuant to options and convertible promissory notes effective immediately prior to Closing and included in the Shares to be purchased by ADC hereunder. The authorized capital stock of Solitra USA consists of 2,400 shares of Common Stock, no par value per share, of which 2,400 shares are issued and outstanding, 2,280 of which are owned beneficially and of record by the Company free and clear of any liens, claims or encumbrances and 120 of which are owned beneficially and of record by Ravaska immediately prior to Closing. All of the Shares and all of the Solitra USA Shares have been duly authorized and are validly issued, fully paid and nonassessable. Neither the Company nor Solitra USA has any other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company or Solitra USA and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company or Solitra USA any shares of capital stock or other securities of the Company or Solitra USA of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company or Solitra USA to repurchase or otherwise acquire any shares of its capital stock. All of the Shares and the Solitra USA Shares have been issued in compliance with all applicable laws including all applicable securities laws. All prior shareholder agreements entered into by any of the Selling Shareholders shall be terminated in their entirety as of the Closing Date. All stamp taxes with respect to any issuance or transfer of shares prior to the transfer of shares to Buyer hereunder have been paid.

     5.9  Title to Assets; Absence of Liens and Encumbrances.

     a) Except as set forth in Section 5.9(a) of the Disclosure Schedule, the Company and Solitra USA hold good and marketable title to all of the assets set forth on the Company's balance sheet or Section 5.9 of the Disclosure Schedule used in the operation of the business of the Company and Solitra USA, free and clear of all security interests, claims, liens, mortgages, charges and encumbrances except where the failure of such condition would not have a Material Adverse Effect on the Company. The Company's fixed assets include, without limitation, the equipment listed in Section 5.9(a) of the Disclosure Schedule. On the Closing Date, all of the Company's assets will be located at the facilities of the Company and Solitra USA listed on Section 5.9(b) of the Disclosure Schedule (the Company's Facilities).

     b) Section 5.9(b) of the Disclosure Schedule contains a complete and accurate list of all the real property owned, leased, used or occupied by the Company or Solitra USA (the "Real Property") indicating whether such property is owned or leased by the Company or Solitra USA. Except as may be set forth in Section 5.09(b) of the Disclosure Schedule, the Company or Solitra USA holds good and marketable title to all Real Property identified as owned and a valid and existing leasehold interest in all of the Real Property identified as leased in Section 5.9(b) of the Disclosure Schedule. All of the Real Property has access, sufficient for the conduct of the Company's business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Company's business. Except as may be set forth in Section 5.09(b) of the Disclosure Schedule, neither the Company's Facilities nor any of the operations of the business of the Company or Solitra USA at any of the Company's Facilities is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and neither the Company, Solitra USA nor any of the Selling Shareholders have received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Company's Facilities. Neither the Company nor the Selling Shareholders has Actual Knowledge of improvements made or to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property comprising the Company's Facilities and there are no present assessments against any such Real Property.

     c) The Company or Solitra USA as applicable, owns, or leases or licenses under valid leases or licenses, all buildings, machinery, equipment, intellectual property and other assets and rights necessary for the conduct of the business of the Company and Solitra USA as currently conducted.

     5.10 Condition of Assets. To the Actual Knowledge of each Selling Shareholder, the physical assets of the Company and Solitra USA having a value greater than Five Thousand Markkaa 5,000 FIM have been properly maintained in accordance with customary and prudent business practices and are in normal working order, reasonable wear and tear excepted except where the failure to so maintain such assets would not have a Material Adverse Effect on the Company. Neither the Company nor the Selling Shareholders have received any notice to the effect that any of the Company's Facilities is in violation of any applicable laws including the requirements of applicable building codes, and health and safety laws. To the Actual Knowledge of each Selling Shareholder, the Company's Facilities and the Company's other assets, as currently used in the operation of the business, meet, in all material respects, all applicable laws including the requirements of applicable building codes and health and safety laws.

     5.11 Intellectual Property Rights.

     (a) Section 5.11 of the Disclosure Schedule identifies all of the Company's registered Intellectual Property Rights (as defined below) owned by, licensed to or otherwise controlled by the Company or Solitra USA or used in, developed for use in or necessary to the conduct of the business of the Company or Solitra USA as presently conducted.
     Section 5.11 of the Disclosure Schedule identifies all of the Company's Intellectual Property which have been licensed to or from a third party. Except as set forth on Section 5.11 of the Disclosure Schedule, neither the Company nor Solitra USA has granted any licenses or conveyed any other rights or interests to or otherwise encumbered any of the Company's Intellectual Property Rights. Neither the Company, Solitra USA nor the Selling Shareholders have received any notice that the validity or enforceability of the Company's Intellectual Property Rights or the interest of the Company or Solitra USA therein can be or is being challenged by any third party. Except as set forth in Section 5.11(b) of the Disclosure Schedule, (i) the Company or Solitra USA has full ownership right, title and interest, or holds a valid license, in and to the Company's Intellectual Property Rights; (ii) where registered, the Company's Intellectual Property Rights are valid and enforceable rights of the Company or Solitra USA; and (iii) where registered, the validity or enforceability of the Company's Intellectual Property Rights or the interest of the Company or Solitra USA therein cannot be and is not being challenged by any third party. The Company has not received any notice of, nor to the Actual Knowledge of each Selling Shareholder, are there any facts which indicate a likelihood of any infringement or misappropriation by any third party with respect to the Company's Intellectual Property.
     To the Actual Knowledge of each Selling Shareholder neither the Company nor Solitra USA has infringed, misappropriated or otherwise violated any patents, trade secrets, trademarks, copyrights or other intellectual property rights of any third party and none of the products currently being sold or currently under development by the Company or Solitra infringe or otherwise violate any patents, trade secrets, copyrights or other intellectual property rights of any third party.

     (b) Each of the Selling Shareholders have assigned to the Company or Solitra USA all right, title or interest that such persons may have in any patents, trade secrets, trademarks, copyrights or other intellectual property used in the conduct of the business of the Company or Solitra USA.

     (c) "Company's Intellectual Property Rights" shall mean all of the Company's and Solitra USA's right, title and interest in or right to use any intellectual property related to, derived from or used in the operation of the business of the Company or Solitra USA, including, without limitation, (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all know-how, trade secrets or other proprietary or technical information (including ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, test results, instruction manuals, operation manuals, maintenance manuals, reliability data and quality control data); (iii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iv) all copyrightable works (whether or not registered), all copyrights and all applications, registrations and renewals in connection therewith; (v) all mask works and all applications, registrations, and renewals in connection therewith; (vi) all computer software, to the extent assignable (including data and related documentation); (vii) all other intellectual property rights owned by, licensed to or otherwise controlled by the Company or Solitra USA and used by the Company or Solitra USA with respect to their respective businesses; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), including, without limitation, the intellectual property described in Section 5.11 of the Disclosure Schedule.

     5.12 Environmental Matters.

     a) Neither the Company, Solitra USA nor any of the Selling Shareholders has received any notice (except for inquiries not involving any accusations of a violation of Environmental Laws received from governmental Authorities in the ordinary course of the Company's business) from any governmental agency or private or public entity advising that the Company or Solitra USA is responsible or potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance and neither the Company, Solitra USA nor any of their respective predecessors in interest with respect to the business of the Company or Solitra USA or any of the Company's Facilities have conducted activities which could reasonably be expected to result in such a notice. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or, to the Actual Knowledge of each Selling Shareholder, threatened with respect to Environmental Laws at any of the Company's Facilities or related to the business of the Company or Solitra USA. No judgments, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws at any of the Company's Facilities or related to the business of the Company or Solitra USA. Neither the Company nor the Selling Shareholders have received, nor to the Actual Knowledge of each Selling Shareholder do there exist, any governmental orders, notifications, notices of violation, or requests for information, except for inquiries not involving any accusations of a violation of Environmental Laws received from governmental Authorities in the ordinary course of the CompanyOs business, relating to environmental or health and safety conditions at or related to any of the Company's Facilities or the business of the Company or Solitra USA, or any past or current violations of any Environmental Law at any of the Company's Facilities or related to the business of the Company or Solitra USA or of adverse environmental conditions at any of the Company's Facilities or related to the business of the Company or Solitra USA. To the Actual Knowledge of each Selling Shareholder, neither the operation of the business of the Company or Solitra USA, either as currently conducted or conducted in the past at any of the Company's Facilities, or at any other office space or other facility or real property owned, leased, used or occupied by the Company, whether currently or at any time in the past, or the use or occupation of any of the Company's Facilities violate nor have violated any Environmental Laws.

     b) For purposes of this Agreement, (i) "Environmental Laws" shall mean statute, law, ordinance or regulation of any federal, state, county, local or foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and
     (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, hazardous waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     5.13 Tax Matters. The Company and Solitra USA have (a) filed all federal, state, local and foreign tax returns required to be filed by the Company or Solitra USA by the due date therefor, (b) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due, and (c) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings). There are no pending audits for any of the federal, state or local income tax returns of the Company or Solitra USA and no taxing Authority has asserted any claim for taxes, or to the Actual Knowledge of each Selling Shareholder, is threatening to assert any claims for taxes. The Company and Solitra USA have paid or withheld or collected and paid over to the appropriate Authorities (or are properly holding for such payment) all taxes required by law to be paid, withheld or collected for all periods prior to the Closing. There are no liens for taxes upon the assets of the Company or Solitra USA. Section 5.13 of the Disclosure Schedule sets forth information regarding the Company's Merger Loss.

     5.14 Permits, Licenses, Compliance with Laws. To the Actual Knowledge of each Selling Shareholder, the Company and Solitra USA hold all permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required, and which if not held would result in a Material Adverse Effect, in order to permit the Company and Solitra USA to carry on their respective businesses as currently conducted.
Section 5.14 of the Disclosure Schedule sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and the Selling Shareholders have no Actual Knowledge of threatened suspension or cancellation of any of them, and to the Actual Knowledge of each Selling Shareholder, no cause exists for such suspension or cancellation. To the Actual Knowledge of each Selling Shareholder, the business of the Company and Solitra USA have been and are being conducted in accordance and in compliance with all applicable federal, state, local or foreign laws, codes, ordinances, rules and regulations and the Foreign Corrupt Practices Act of the United States or any similar law of Finland, if any. Without limiting the generality of the foregoing, neither the Company nor Solitra USA has made nor offered to make gifts of money or other property or similar benefits (other than gifts of nominal value) to any actual or potential customer, supplier, governmental employee or other person in a position to assist or hinder the Company or Solitra USA in the conduct of the respective businesses.

     5.15 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the Actual Knowledge of each Selling Shareholder threatened against the Company, Solitra USA or the Selling Shareholders or with respect to any of the Shares or the transactions contemplated by this Agreement or the Ancillary Agreements; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. Neither the Company nor Solitra USA is in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency.

     5.16 Labor and Employment Matters. Except as set forth on Section 5.16 of the Disclosure Schedule, neither the Company nor Solitra USA is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or Solitra USA. To the Actual Knowledge of each Selling Shareholder, the business of the Company and Solitra USA has been and is currently being operated in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment, collective bargaining, equal opportunity, wages and hours, and the payment of taxes and social security. Neither the Company nor Solitra USA has engaged in any unfair or unlawful labor or employment practices, and has not discriminated on any unlawful basis in its employment conditions or practices. There is no unfair labor practice or employment related complaint against the Company or Solitra USA pending before or to the Actual Knowledge of each Selling Shareholder threatened before any court, or any governmental board, department, commission, or agency.

     5.17 Employees. Section 5.17 of the Disclosure Schedule sets forth a correct and complete list, in all material respects, of the names of all persons currently employed by the Company and Solitra USA (including title, current salary and accrued vacation). To the Actual Knowledge of each Selling Shareholder no employee of the Company or Solitra USA is subject to any employment, severance, confidentiality, or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in the furtherance of the business of the Company or Solitra USA. To the Actual Knowledge of each Selling Shareholder, no key employee has any plan to terminate his or her employment with the Company or Solitra USA.

     5.18 Employee Benefits.

     a) Solitra USA has withheld and paid to the appropriate authorities all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes, social security payments, fines or penalties for failure to comply with any laws applicable to any of the foregoing. All accrued obligations of Solitra USA, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency, with respect to amounts withheld from wages or salaries, unemployment compensation, social security, pension or any other benefits for employees Solitra USA, have been paid within the time periods prescribed by statute, regulation or contract, or will have been paid prior to Closing, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of Solitra USA. All reasonably anticipated obligations of Solitra USA (whether arising by operation of law, by contract, by past custom or otherwise) for salaries, vacation and holiday pay, bonuses, severance and other forms of compensation which were payable to the employees of Solitra USA for periods prior to the Closing have been paid or Solitra USA will reserve for such obligations on the books and records of Solitra USA.

     b) Section 5.18(b) of Schedule 5.0 sets forth a true, correct and complete list of all employee benefit plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other severance plans, stock option plans and other compensation plans, funds, programs, policies, arrangements and practices providing benefits to or maintained for the benefit of any current or former employee, officer or director of Solitra USA (collectively, the "Plans"). Each Plan has been operated in accordance with its terms and the requirements of all applicable Laws (including without limitation ERISA, the Internal Revenue Code (the "Code"), the Americans with Disabilities Act, the Older Workers Benefit Protection Act, COBRA, state benefit continuation laws and regulations and state and federal securities laws). To the knowledge of the Selling Shareholders, no fiduciary of any of the Plans has engaged in a prohibited transaction described in Section 406 of ERISA and/or Section 4975 of the Code. Neither the Company nor Solitra USA has incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and, as of the date hereof, to the actual knowledge of the executive officers and directors of the Company, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. None of the Plans is a multi-employer plan within the meaning of ERISA. None of the Plans promises or provides retiree medical or life insurance benefits to any person. Each Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and, to the actual knowledge of the executive officers of the Company, nothing has occurred since the date of such letter to affect the qualified status of such Plan. No Plan is or has been covered by Title IV of ERISA or
     Section 412 of the Code.

     (c) The Company has withheld and paid to the appropriate authorities all amounts required by law or agreement to be withheld from the salaries of its employees and directors and is not liable for any arrears of salaries or any taxes, social security payments, insurance or other payments, fines or penalties for failure to comply with any laws applicable to any of the foregoing. The Company is not liable to grant vacation, holiday or other benefits, which are related, based upon or accrued during the time prior to Closing other than those vacation and holiday benefits which have accrued after April 1, 1995 in accordance with the Finnish Annual Vacation Act (272/1973, as amended) to the extent not held prior to Closing. For the purposes of this Section 5.18, the specific vacation benefits (such as "pekkaspaivat") based upon applicable collective bargaining agreements are deemed to accrue in accordance with the Finnish Annual Vacation Act (272/1973, as amended). All obligations of the Company accrued prior to Closing, whether arising by operation of law, by contract or by established practice with respect to salaries, vacation and holiday pay, any taxes, social security or insurance payments, any amounts to be withheld from salaries, bonuses, unemployment compensations, severance and any other form of compensation or benefit for or on behalf of employees or directors of the Company, have been paid when due within the time period prescribed by statute, regulation or contract, and will have been paid prior to Closing if due by that date or, if not paid prior to Closing, have been properly reserved for in the Company's Financial Statements save for accruals from June 1996, which will be reserved for in the Closing Balance Sheet.

     (d) Section 5.18 of the Disclosure Schedule sets forth a true, correct and complete list of all employee benefit and pension plans, and all other severance plans, stock option plans and other compensation plans, funds, programs, policies, arrangements and practices providing benefits to or maintained for the benefit of any current or former employee, officer or director of the Company. Each plan has been operated in accordance with its terms and the requirements of all applicable laws. The Company has paid or properly reserved for in the Company's Financial Statements all insurance and pension premiums and other payments in relation to any employees or directors with regard to the time prior to Closing save for accruals from June 1996 which will be reserved for in the Closing Balance Sheet, including, but not limited to any insurance premiums or other payments imposed upon the Company in connection with mandatory and voluntary insurance and benefit plans whether pension, unemployment, death, disability, accident or otherwise taken for the benefit of the employees by the Company or as a result of lay-off, unemployment, death disability or other such event, provided that such lay-off, unemployment, death or disability has occurred or has taken effect prior to Closing, including, but not limited to, incurred but not reported claims. All voluntary and mandatory pension and benefit plans have been fully funded as per Closing.

     5.19 Product Warranties. Section 5.19 of the Disclosure Schedule contains a complete and accurate description of the product warranties extended by the Company or Solitra USA in connection with the sale of its products or services.
Section 5.19 of the Disclosure Schedule also contains a complete and accurate summary of all claims outstanding, pending, or to the Actual Knowledge of each Selling Shareholder, threatened with respect to any breach or alleged breach of any warranty relating to any products or services sold by the Company prior to the Closing Date. Company has historically experienced a return of products not exceeding 2.5% of revenues on an annual basis.

     5.20 Insurance. Section 5.20 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies in effect which cover the Company and Solitra USA. The Company has made available to ADC true and correct copies of all insurance policies listed on Section 5.20 of the Disclosure Schedule and all such policies are currently in full force and effect and the Company has paid when due all premiums related to such policies. Each of the Company and Solitra USA carries worker's compensation insurance and other insurance in at least the amount required by law. The Company and Solitra USA have been covered during the three year period ending on the Closing Date by insurance in scope, amount and coverage customary and reasonable for the businesses in which it has engaged during said three year period. Neither the Company nor Solitra USA has been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three years.

     5.21 Customers and Suppliers. Section 5.21 of the Disclosure Schedule sets forth a complete and accurate list of the ten largest suppliers and customers of the Company and Solitra USA for the year ended December 31, 1995 (as measured by the dollar volume of business transacted with the Company). To the Actual Knowledge of the Selling Shareholders, no customer or supplier listed on Section 5.21 of the Disclosure Schedule has indicated that it intends to or has threatened to stop or decrease the rate of business transacted with the Company or Solitra USA, except for variations in the ordinary course of the Company's Business.

     5.22 Affiliate Transactions. Each Selling Shareholder represents and warrants that, except as disclosed in Section 5.22 of the Disclosure Schedule and other than pursuant to this Agreement, neither such Selling Shareholder, nor any member of the immediate family of any such Selling Shareholder nor to the Actual Knowledge of such Selling Shareholder any officer or director of the Company (collectively "insiders"), has any agreement with the Company or Solitra USA (other than ordinary employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Each Selling Shareholder represents and warrants that neither such Selling Shareholder nor the members of such Selling Shareholders immediate family has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. Neither the Company nor Solitra USA have guaranteed and none of the assets of the Company or Solitra USA have been pledged as collateral for any obligations of any insiders or other third parties.

     5.23 No Brokers. Neither the Company nor the Selling Shareholders have entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Buyer or ADC to pay, and no party has any claim or basis for any claim for payment, of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.24 Other Information. To the Actual Knowledge of each Selling Shareholder none of the statements made by any of the Selling Shareholders in this Agreement (including any of the Schedules and Exhibits hereto) or in any of the Ancillary Agreements and none of the information and documents which have been furnished by or on behalf of the Company or the Selling Shareholders to ADC in connection with ADC's due diligence investigation of the Company and Solitra USA is materially false or misleading or contains any material misstatements of fact or omits any material fact necessary to be stated in order to make the statements therein not misleading, nor has the Company withheld from ADC or Buyer any material facts relating to the Shares or the business, assets or liabilities of the Company or Solitra USA. Notwithstanding, the generality of the immediately preceding sentence, all budgets, business plans and other projections provided by the Company and Solitra USA during ADC's due diligence investigation are hereby acknowledged by ADC and Buyer to be estimates only and not representations of factual material, including without limitation with respect to any achievement by the Company of projected financial goals set forth therein.

     5.25 Due Diligence Investigation. The Selling Shareholders have conducted such due diligence investigation of Buyer and ADC as they have deemed necessary or appropriate and have reviewed all materials provided by ADC or Buyer and are aware of the content and subject matter of such materials. The Selling Shareholders acknowledge that neither ADC or Buyer has overtly refused to provide to the Selling Shareholders any materials requested by the Selling Shareholders prior to the execution of this Agreement.


                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF ADC AND BUYER

     ADC and Buyer represent, warrant, and agree with the Selling Shareholders that the following statements are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date:

     6.1 Organization and Good Standing of ADC. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Finland. ADC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of ADC and Buyer has full corporate power and authority to make the representations, warranties and agreements made in this Agreement, to execute and deliver this Agreement and the Ancillary Agreements, and to perform their respective obligations under this Agreement and the Ancillary Agreements.

     6.2 Authorization of Agreement and Enforceability. This Agreement and each of the Ancillary Agreements to which ADC or Buyer is a party have been duly and validly executed and delivered by ADC and Buyer, respectively, and constitute legal, valid and binding obligations of ADC and Buyer, respectively, enforceable against ADC and Buyer, respectively, in accordance with their respective terms. This Agreement, and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings or approvals on the part of ADC and Buyer or their respective boards of directors or stockholders are necessary to authorize or approve the execution, delivery and performance of this Agreement and the Ancillary Agreements by ADC and Buyer.

     6.3 Effect of Agreement. Neither the execution, delivery, and performance of this Agreement or the Ancillary Documents by ADC and Buyer, nor the consummation by ADC and Buyer of the transactions contemplated will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of ADC or Buyer, (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which ADC or Buyer is a party or by which it may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to ADC or Buyer.

     6.4 No Brokers. Neither ADC nor Buyer has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Selling Shareholder to pay, nor is it aware of any claim or basis for any claim for payment, of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.5 Financing. On the Closing Date, Buyer will have sufficient funds (whether from cash reserves, borrowings or otherwise) to consummate the Closing.

     6.6 Other Information. To the knowledge of ADC and Buyer, none of the statements made by ADC or Buyer in this Agreement (including any of the Schedules and Exhibits hereto) or in any of the Ancillary Documents is materially false or misleading or contains any material misstatements of fact or omits any material fact necessary to be stated in order to make the statements therein not misleading. Notwithstanding, the generality of the immediately preceding sentence, any budgets, business plans and other projections provided by ADC or Buyer are hereby acknowledged by the Selling Shareholders to be estimates only and not representations of factual material, including without limitation with respect to any achievement by the Company of projected financial goals set forth therein.

     6.7 Due Diligence Investigation. ADC has conducted a due diligence investigation of the Company and Solitra USA, has reviewed materials provided by the Selling Shareholder the Company and Solitra USA pursuant to ADC's request in connection therewith, and is aware of the contents and subject matter of such materials. ADC and Buyer acknowledge that neither the Company, Solitra USA or the Selling Shareholders overtly refused to provide to ADC any materials requested by ADC prior to the execution of this Agreement other than the contents of Section 8 of the existing shareholder agreement among the Selling Shareholders which the Selling Shareholders have represented will automatically terminate as of the Closing. ADC and Buyer make no representation or warranty with respect to the effect any such materials may have on the business conducted by, or on the financial statements of, the Company or Solitra USA, or under any applicable laws or regulations of Finland, the United States, or other political jurisdictions. ADC and Buyer make no representation or warranty with respect to its due diligence investigation, other than that one was conducted by ADC and Buyer for their benefit and not for the benefit of the Company, Solitra USA or the Selling Shareholders. ADC assumes no responsibility for any due diligence investigation which has been conducted by or on behalf of the Company, Solitra USA or the Selling Shareholders.



                                   ARTICLE 7
                             CONDITIONS TO CLOSING

     7.1 Conditions to ADC and Buyer Obligation to Close. The obligations of ADC to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     a) Representations and Warranties True and Correct. The representations and warranties of the Selling Shareholders set forth in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date;

     b) Covenants Performed. The Selling Shareholders shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by each of them under this Agreement prior to the Closing;

     c) Consents Obtained. The Selling Shareholders shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Shares or the assets of the Company or Solitra USA pursuant to the provisions of, any agreement, arrangement or undertaking of, or affecting, the Company or any Selling Shareholder;

     d) Government Approvals. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     e) No Prohibitions. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions,
     (ii) seeking to prohibit direct or indirect ownership or operation by ADC of all or a material portion of the business or assets of the Company and Solitra USA, or to compel ADC or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of ADC and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by ADC of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     f) No Governmental Actions Taken. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any government or governmental authority, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(e) hereof;

     g) No Material Adverse Change. ADC shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to ADC as of the date of this Agreement regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company or any Seller which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or Solitra USA or to the value of the Shares;

     (h) At the Closing, the Selling Shareholders shall deliver or cause to be delivered to ADC the following documents:

          i) all stock certificates representing the Initial Shares shall be delivered to ADC, duly endorsed in blank for transfer or accompanied by a duly executed stock power;

          ii) all stock certificates representing the Deferred Shares shall be delivered to the Share Escrow Agent, duly endorsed in blank for transfer or accompanied by a duly executed stock power;

          iii) the Cash Escrow Agreement and the Share Escrow Agreement duly executed by the Selling Shareholders and the Company;

          iv)   the Shareholder Agreement duly executed by the Selling
     Shareholders;

          v) the Solitra USA Agreement duly executed by Ravaska and the Company;

          vi) all third party consents necessary in connection with the transactions contemplated hereby including without limitation the consent of the lenders and landlords listed on Schedule 7.1(e);

          vii) a loan payoff statement from MB Corporate Finance Ltd. setting forth the terms under which the Company's existing loans with MB Corporation Finance can be satisfied as of the Closing Date;

          viii) an opinion of counsel to the Selling Shareholders in substantially the form attached hereto as Exhibit F;

          ix) a Deed of Transfer in form and substance reasonably acceptable to ADC; provided, however, that the provisions of such Deed of Transfer shall be subject to the terms of this Agreement, the terms of this Agreement shall control.

          x) the corporate minutes and stock transfer records, corporate seal and other documents related to the corporate administration of the Company and Solitra USA shall be tendered to ADC but shall be retained at the respective principal offices of the Company and Solitra USA on the Closing Date; and

          xi) such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by ADC.

     7.2 Conditions to the Selling Shareholders Obligation to Close. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

     a) Representations and Warranties True and Correct. The representations and warranties of ADC set forth in Article 6 hereof shall be true and correct in all material respects at and as of the Closing as if made on and as of the Closing Date;

     b) Covenants Performed. ADC shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

     c) Government Approvals. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

     d) No Prohibitions. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions,
     (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     e) No Governmental Actions Taken. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(e) hereof; and

     f) At the Closing, ADC and/or Buyer, as applicable, shall deliver or cause to be delivered to the Selling Shareholders the following:

          i) The Initial Payment shall be wire transferred to the Selling Shareholders and the Cash Escrow Agent in accordance with the provisions of Section 2.2;

          ii) The Cash Escrow Agreement and the Share Escrow Agreement duly executed by ADC and Buyer.

          iii) The Shareholder Agreement duly executed by ADC and Buyer.

          iv) An opinion of counsel to ADC and Buyer in substantially the form attached hereto as Exhibit G;

          v) A Deed of Transfer in form and substance reasonably acceptable to the Representative subject to the provisions of Section 7.1 (h) (ix).

          vi) Such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by the Representative.

     7.3 Termination Prior to Closing. This Agreement may be terminated prior to Closing only as follows:

     (a)  by mutual written consent of ADC and the Representative;

     (b) by ADC if the conditions to Closing set forth in Section 7.1 shall not have been satisfied on or before July 31, 1996, provided that the right to terminate this Agreement under this Section 7.3(b) shall not be available to ADC if the failure of ADC to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of any of the conditions set forth in Section 7.1 to have been satisfied on or before July 31, 1996;

     (c)  By the Representative if the conditions to Closing set forth in
     Section 7.2 have not been satisfied prior to July 31, 1996 provided, however, that the right to terminate this Agreement under this Section 7.3(c) shall not be available to the Representative if the failure of any Selling Shareholder to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the conditions set forth in Section 7.2 to have been satisfied on or before July 31, 1996;

     7.4 Payment of Stamp Taxes. Following Closing, Buyer shall pay all stamp taxes in connection with the sale of Shares to Buyer hereunder. The Selling Shareholders shall pay all stamp taxes, if any, that are payable in connection with any issuance or transfer of Shares prior to the transfer of Shares to Buyer hereunder.



                                   ARTICLE 8
                       CONDUCT OF THE COMPANY'S BUSINESS

     8.1 Conduct of Business Prior to Closing. Prior to the Closing, and except as consented to or approved by ADC in writing, the Selling Shareholders agree that:

     (a) the Selling Shareholders shall cause the Company to operate its business only in the ordinary and usual course and use commercially reasonable efforts to preserve the properties, business and relationships with suppliers and customers of the Company;

     (b) the Company shall not (i) change or amend its Articles of Association, or (ii) issue or sell any shares of its capital stock of any class, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock into any agreement obligating it to do any of the foregoing;

     (c) the Company shall not directly or indirectly, redeem, purchase or otherwise acquire any of the Shares or declare or pay any dividends or declare or make any other distributors with respect to the Shares; and

     (d) the Company shall not (i) make any capital expenditures in excess of FIM 500,000 other than the expansion of the Kempele Facility currently under construction; (ii) dispose of any fixed assets with a book value in excess of FIM 500,000 or acquire or dispose of any other assets other than in the ordinary course of business; (ii) encumber any of its properties, incur a material amount of additional indebtedness or enter into any other material transaction or incur any other material liabilities; (iii) make any material change in the compensation or benefits of any of the employees of the Company; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     8.2 Post-Closing Operation of the Company's Business. During the Post-Closing Period the Company shall be managed pursuant to the terms of the Shareholder Agreement.

                                   ARTICLE 9
                                INDEMNIFICATION

     9.1 Indemnification by the Selling Shareholders. Subject to the limitations expressly set forth in Section 9.3, the Selling Shareholders, Severally (and not jointly), shall indemnify and hold harmless ADC, Buyer, the Company and Solitra USA (the "ADC Indemnified Parties") from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed, and court costs and reasonable fees and disbursements of counsel), actually incurred and paid, which the ADC Indemnified Parties may suffer, sustain or become subject to, resulting from or arising out of any of the following (collectively, "ADC Losses"):

     (a) any misrepresentation in or breach of any of the representations or warranties made by the Selling Shareholders in Article 5 of this Agreement (including the Schedules and Exhibits hereto) or any of the Ancillary Agreements;

     (b) any failure or default by any of the Selling Shareholders in the performance of any of the covenants or agreements made by the Selling Shareholders in this Agreement or any of the Ancillary Agreements;

     (c) any breach by Ravaska of any of the representations, warranties or covenants made by Ravaska under the Solitra USA Agreement;

     (d) any claim or suit for alleged past or future infringement of the patents listed on Schedule 9.1 or any re-issuances, continuations, continuations-in-part or foreign corresponding patents thereof arising from the manufacture, use, sale, offer for sale, or importation by any of the ADC Indemnified Parties of any products or processes designed and manufactured by any of the ADC Indemnified Parties, without regard to the FIM 37,500 individual minimum and FIM 2,500,000 aggregate minimum amount contemplated by Section 9.3 for Losses arising out of a breach of representations and warranties; or

     (e) any claim, suit, damages, interest or penalties arising out of the failure to obtain any consent to the transfer of Shares hereunder that may be required under any loan or credit agreement to which the Company or Solitra USA is a party, without regard to the FIM 37,500 individual minimum and FIM 2,500,000 aggregate minimum amount contemplated by Section
     9.3 for Losses arising out of a breach of representations and warranties.

     For the avoidance of doubt, but without limitation of any specific warranty expressly given in Article 5, or any specific indemnification expressly given in this Article 9, the Selling Shareholders shall have no liability to the ADC Indemnified Parties for the use by any third party of any Intellectual Property Rights not protected by governmental registration of such Intellectual Property Rights or by license to such third party of such unregistered Intellectual Property Rights.

Notwithstanding the foregoing, the Selling Shareholders shall not have any obligation to indemnify any of the ADC Indemnified Parties for Losses arising out of a breach of any representations and warranty to the extent that such Losses arise out of a breach of representations and warranty of which ADC had Actual Knowledge prior to the Closing unless the Selling Shareholder also had Actual Knowledge of such breach prior to the Closing. The foregoing limitation on indemnification applies only to claims for a breach of representation and warranty, and shall not apply to any claims arising out of any breach of any covenants by the Selling Shareholders (including without limitation, the Selling ShareholderOs covenant under Section 9.1(d) and 9.1 (e).

     9.2 Indemnification by ADC. Subject to the limitations expressly set forth in Section 9.3, ADC and Buyer shall indemnify and hold harmless the Selling Shareholders from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed in connection therewith, and court costs and reasonable fees and disbursements of counsel) resulting from, arising out of or incurred by the Selling Shareholders in connection with any breach of any of the representations or warranties made by ADC or Buyer in this Agreement or any of the Ancillary Agreements, or failure or material default by ADC or Buyer in the performance of any of the covenants or agreements made by ADC or Buyer in this Agreement or any of the Ancillary Agreements (collectively, "the Selling Shareholder Losses"). As used herein, the term "Losses" shall mean ADC Losses or the Selling Shareholder Losses, as applicable.

     9.3  Limitation on Liability.  (a) Except as expressly provided in Section
9.1 and 9.2 above, no Party shall have the right to seek indemnification hereunder for a breach of a representation or warranty (other than a breach of Sections 5.7 and 5.8) unless the amount of such claim exceed FIM 37,500 individually and the aggregate amount of all Losses incurred by such Party exceed FIM 2,500,000 in which case such Party shall be entitled to recover only the amount of Losses exceeding FIM 2,500,000 in the aggregate when taken together with all other claims for ADC Losses. No threshold limitation in the foregoing sentence shall apply to any claim to recover money for a Purchase Price adjustment pursuant to Section 2.2. In addition, the Parties do not intend for the references to

Material Adverse Effect in the representations and warranties and the threshold limitations of this Section 9.3 to cumulate such that an individual claim could be deemed to have an individual threshold of FIM 75,000 rather than FIM 37,500. Nor do the parties intend, with respect to claims for ADC losses, that FIM 37,000 individual minimum and FIM 2,500,000 aggregate minimum set forth above apply severally as to claims against the Selling Shareholders; rather the Parties intend that such FIM 37,500 individual minimum and FIM 2,500,000 minimum would apply as a single limitation for ADC Claims against the Selling Shareholders as a class. In no event shall any Selling Shareholder be liable to ADC or Buyer for a breach of representations and warranties (other than a breach of Sections 5.7 or 5.8) or a breach of Section 10.4 for any amount in excess of fifty percent (50%) of the portion of the Purchase Price paid (or payable pursuant to Schedule 2.2C) to such Selling Shareholder hereunder. The foregoing limitations on indemnification applies only to claims for a breach of representations and warranties and shall not apply to any claims related to a breach of any covenant hereunder.

     (b) No claim for Losses shall be made or the amount of such claim shall be reduced:

          (i) to the extent that allowance, provision or reserve in respect of such claim has been made in or to the extent that payment or discharge has been taken into account in the Company's Financial Statements set forth in Section 5.5 of the Disclosure Schedule or the Closing Balance Sheet.

          (ii) in respect of taxation for which allowance, provision or reserve has been made in the Company's Financial Statements and to the extent that such provision or reserve is insufficient only by reason of increase in rates of taxation made after Closing Date;

          (iii) to the extent that any such claim would not have arisen but for a voluntary act, omission or transaction after the Closing by the party seeking indemnification and by the party against whom indemnification is sought, other than pursuant to a legally binding obligation entered into by the Company or Solitra USA before the Closing Date, and with the exception of any action taken after the Closing Date as is required by law or by any relevant regulatory Authority as a result of any transaction or event occurring prior to the Closing Date.

          (iv) to the extent such claim arises out of or the amount thereof is increased as a result of a retrospective change of law or tax rate that is adopted after the Closing.

     9.4  Method of Asserting Claims.

     a)   Claims for Losses not Involving Third Parties.   If any person with a
     right of indemnification under this Agreement (a "Claimant") has a claim for Losses against a Party to this Agreement (the "Indemnifying Parties") that does not involve a Third Party Claim (as defined below), the Claimant shall deliver a notice of such claim to the Indemnifying Party within forty-five (45) days of becoming aware of such claim, provided, however that the failure to give such notice within forty-five (45) days shall not affect the ability of the Claimant to seek indemnification unless such failure has materially and adversely affected the ability of the Indemnifying Party to defend the Claim. In the case where ADC is the Claimant, ADC shall deliver the notice of claim to the Representative on behalf of the Selling Shareholders as the Indemnifying Parties. If the Indemnifying Party notifies the Claimant in writing that it does not dispute the claim described in such notice or fails to notify the Claimant in writing within 45 days after the date of such notice that the Indemnifying Party disputes such claim, the Loss in the amount specified in the notice will be conclusively deemed to be an obligation of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Claimant on demand (or in the case where ADC is the Claimant, the amount of such Loss may be satisfied (to the extent of available funds) through a release of funds held by the Cash Escrow Agent in accordance with the provisions of the Cash Escrow Agreement or a reduction of the Post-Closing Payments). If the Indemnifying Party has timely disputed its liability with respect to such claim, such dispute shall be resolved pursuant to the provisions of Article 10 of this Agreement.

     b) Third Party Claims. In the event that an ADC Indemnified Party is made a defendant in or party to any demand, action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Third Party Claim"), ADC shall give the Representative notice thereof within forty-five (45) days of becoming aware of such claim, provided, however, that the failure to give such notice shall not affect any ADC Indemnified PartyOs ability to seek reimbursement unless such failure has materially and adversely affected the ability of the Selling Shareholders to defend a Claim successfully. The Representative (acting on behalf of the Selling Shareholders) may contest and defend such Claim; provided, that the Representative: (i) has a reasonable basis for concluding that such defense may be successful and
     (ii) diligently contests and defends such Claim. Notice of the intention to so contest and defend shall be given by the Representative to ADC within 20 days after the date of ADC's notice of such Third Party Claim (but, in all events, at least five business days prior to the date that an answer to such Third Party Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Selling Shareholders. ADC shall be entitled at any time to participate in such contest and defense and to be represented by attorneys of its own choosing. If ADC elects to participate in such defense, ADC and the Representative will reasonably cooperate with one-another in the conduct of such defense. Neither ADC nor the Representative shall have a right to concede, settle or compromise any Third Party Claim in ADC's notice without the consent of both ADC and the Representative, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Claim seeks equitable relief, or (ii) if the subject matter of a Third Party Claim related to the ongoing business of any ADC Indemnified Party, and such Third Party Claim, if decided against any ADC Indemnified Party, would materially adversely affect the ongoing business of any ADC Indemnified Party, then, in each such case, ADC alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and, if ADC does not contest, defend or settle such Third Party Claim, the Representative (in his capacity as the Representative of the Selling Shareholders) shall then have the right to contest and defend (but not settle) such Third Party Claim.

     c) Set Off. In the event any ADC Indemnified Party recovers any amount (whether in the form of payment, discount, credit, insurance proceeds or otherwise) from any third party (whether an insurance company or otherwise) with respect to any ADC Losses, such amount to the extent (and only to the extent) of any excess proceeds remaining after recovery by such ADC Indemnified Party from such third party of amounts below the threshold or above the cap on liability set forth in Section 9.3 shall be deducted from the amounts owed by the Selling Shareholders pursuant to the indemnification provisions of this Article 9 with respect to the claim in question.

     9.5 Escrow Agreement. Funds held by the Cash Escrow Agent in connection with the Cash Escrow Agreement shall be available to ADC as a source of payment for all or any part of liabilities of the Selling Shareholders to ADC for claims made during a period of two (2) years after the Closing Date in accordance with the terms of the Cash Escrow Agreement. The rights and remedies of ADC under the Cash Escrow Agreement shall not be exclusive of any of other rights and remedies available to ADC.

     9.6 Right of Setoff. In addition to any remedies available to ADC, ADC shall have a right to setoff any obligations of the Selling Shareholders to ADC under this Agreement or any of the Ancillary Agreements against any obligation of ADC to the Selling Shareholders under this Agreement or under any of the Ancillary Agreements including, without limitation, any obligations to pay Post-Closing Payments. Any disputes over ADC's entitlement to set-off shall be resolved pursuant to the dispute resolution provisions of Article 10.

     9.7 No Waiver. No failure or delay on the part of ADC in exercising any right, power or remedy under the Agreement or under any of the Ancillary Agreements, or available to ADC at law or in equity shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to ADC. The remedies provided in this Agreement and in the Ancillary Agreements are cumulative and not exclusive of any remedies available to any Party at law or equity.

     9.8 Release. As of the date hereof, each of the Selling Shareholders, on behalf of themselves and their respective assigns, heirs and successors (each a "Releasing Party" and collectively, the "Releasing Parties"), hereby releases, remises, discharges and hold harmless, absolutely and forever, ADC, the Buyer, the Company and Solitra USA and each of their respective successors, directors, officers, employees, agents and affiliates and all persons acting by, through, under or in concert with them (collectively, the "Released Parties"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which the Releasing Party has or may hereafter have against the Released Parties based on any circumstances or state of facts existing on or prior to the date hereof, to the extent arising out of such Selling Shareholder's status as an employee, officer, director, stockholder or creditor of the Company prior to the Closing Date, other than obligations expressly arising from or related to this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements.


                                  ARTICLE 10
                SHAREHOLDER REPRESENTATIVE; DISPUTE RESOLUTION

     10.1 Shareholder Representative.

     (a) Each Selling Shareholder, by executing this Agreement, hereby appoints Juha Sipila (such individual or his successor is the "Representative") as his or her agent and attorney-in-fact for the purposes set forth herein. The Representative shall have the full and exclusive power and authority to act in each of the Selling Shareholder's name, place and stead with respect to all matters relating to this Agreement, and the Ancillary Agreements and the transactions contemplated thereby, including, without limitation:

          (i) To sell, assign and transfer all of the Shares to ADC on behalf of Selling Shareholders and to endorse all certificates and other instruments of transfer with respect to the Shares;

          (ii) To execute and deliver the Cash Escrow Agreement, the Share Escrow Agreement and the Shareholders Agreement;

          (iii) To execute, acknowledge and deliver such modifications and amendments to this Agreement, the Cash Escrow Agreement, the Share Escrow Agreement or the Shareholder Agreement as the Representative shall approve, the approval of such amendments and modifications by the Representative and all of the terms and conditions thereof to be conclusively evidenced by the execution and delivery of such amendments and modifications by the Representative;

          (iv) To complete, modify, amend, execute, acknowledge and deliver all instruments, documents, certificates and instructions as the Representative deems necessary in order to effect the transactions contemplated by this Agreement, and the Ancillary Agreements;

          (v) To retain legal counsel in connection with all matters and things set forth or necessary with respect to this Agreement and the Ancillary Agreements;

          (vi) To ask, demand, sue for, levy, recover and receive all sums of money, debts, dues and other demands whatsoever which may be due, owing and payable to the Selling Shareholders under the terms of this Agreement and the Ancillary Agreements.

          (vii) To negotiate, defend and settle all claims asserted by, and to resolve all disputes with, ADC or the Escrow Agent in connection with this Agreement and the Escrow Agreement and the transactions contemplated thereby, including, without limitation, those arising in connection with the determination of Post-Closing Payments or any claim for indemnification, and to pay ADC any amounts due with respect to such claims.

          (viii) To receive all notices under this Agreement and the Ancillary Agreements;

          (ix) To make any other decision or election or take any other action on behalf of the Selling Shareholders relating to the subject matter of this and the Ancillary Agreements and the transactions contemplated thereby.

     (b) This appointment is coupled with an interest and is irrevocable until such time as all claims asserted by, and disputes with, ADC have been finally satisfied, waived or otherwise resolved, except that a successor may be appointed pursuant to Section 10 (d) hereof. Subject to the terms and conditions hereof, any and all action taken by the Representative with respect to this Agreement and the Ancillary Agreements shall be binding on each Selling Shareholder.

     (c) Each Selling Shareholder agrees to hold the Representative free and harmless from any and all loss, cost, claim, expense, damage or liability which he or she may incur or sustain as a result of any action taken by the Representative in good faith pursuant to the Representative's appointment as agent and attorney-in-fact under this Agreement.

     (d) In the event of the death or disability of the Representative, then a successor Representative shall be elected by approval of a majority of the Selling Shareholders (provided, however, that the succeeding Representative shall be a Selling Shareholder). Promptly upon any such change in the identity of the Representative, the succeeding Representative shall deliver written notice of the change in the identity of the Representative to ADC and the Cash Escrow Agent and Share Escrow Agent. Upon receipt of such notice, ADC and the Cash Escrow Agent and the Share Escrow Agent shall be entitled to rely upon such notice and the power and authority of such new Representative as the "Representative" under this Agreement and the Ancillary Agreements.

     10.2 Discussion and Nonbinding Mediation. ADC and the Representative on behalf of the Selling Shareholders shall each use its good faith efforts to resolve any dispute between them promptly and amicably and without resort to any legal process, if feasible within forty-five (45) days of receipt of a written notice by one party to the other party of the existence of such dispute. Within thirty (30) days of receipt of such notice, the Representative (in the capacity as representative of the Selling Shareholders) and one (1) executive officer of ADC shall promptly meet in good faith to discuss such dispute. If the Representative and such executive officer are unable to resolve such dispute through negotiation within forty-five (45) days after the receipt of the initial notice of dispute, then, unless the parties otherwise mutually agree, the dispute shall be submitted to non-binding mediation in Helsinki, Finland in accordance with the rules of the Central Chamber of Commerce of Finland, as modified herein. The parties will jointly appoint a mutually acceptable independent mediator, seeking assistance in such regard from the Central Chamber of Commerce of Finland in Helsinki or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the appointment of a mediator. If the parties are not successful in resolving the dispute through the mediation by the end of such 30-day period, then the dispute shall be resolved through binding arbitration pursuant to
Section 10.3.

     10.3 Arbitration. Except for (i) an action for injunctive relief, pursuant to Section 10.4 or (ii) a dispute regarding the calculation on any purchase price adjustment or the calculation of the amount of any Post-Closing Payments (which disputes shall be resolved pursuant to Schedules 2.2A and 2.2C, respectively), any dispute or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement, which is not settled pursuant to Section 10, shall be settled by binding arbitration in Helsinki, Finland, in accordance with the Commercial Arbitration Rules of the Central Chamber of Commerce of Finland, in Helsinki then in effect, as amended by the following:

     a) Except for (i) disputes or claims resolved as set forth at Section 10.2, (ii) an action for injunctive relief, pursuant to Section 10.4, or
     (iii) a dispute regarding the calculation of any purchase price adjustment (which dispute shall be resolved pursuant to Schedule 2.2), any dispute or claim arising out of or relating to this Agreement shall be exclusively and finally settled by arbitration in Helsinki, Finland, in accordance with the Finnish Arbitration Procedures Act. The parties hereto hereby irrevocably accept the enforcement of any arbitral award rendered in accordance with this Agreement, in their jurisdiction, irrespective of whether such an enforcement in subject to any specific legislation or international convention or not.

     b)   The Arbitral Tribunal shall be composed of three (3) arbitrators.
     The Representative shall appoint one (1) arbitrator, and ADC shall appoint one (1) arbitrator. The two (2) arbitrators so appointed shall appoint a third arbitrator, who shall serve as the chairman of the arbitral tribunal. Failing the appointment of an arbitrator within thirty (30) days from the date of receipt of a written request for such appointment, or of the chairman within thirty (30) days from the date the two Arbitrators have been appointed, the Board of Arbitration of the Central Chamber of Commerce of Finland shall appoint such arbitrator or chairman.

     c) The arbitrator shall be instructed to resolve the dispute within 120 days after selection.

     d) The party prevailing on substantially all of the issues in such arbitration, in addition to all other relief provided, shall be entitled to an award against the losing party of its costs and expenses, including reasonable attorney's fees and expenses, incurred in such arbitration, and the losing party shall also bear all fees and expenses of arbitration. In the event that there is no party that has prevailed on substantially all issues, such legal expenses and expenses of arbitration shall be allocated between the Parties as the arbitrator deems appropriate.

     e) Judgment upon any award rendered in such arbitration may be entered in any court having competent jurisdiction. All costs and expenses incurred by any party seeking to enforce an arbitration award or to collect amounts due under such award (including without limitation all attorneyOs fees and expenses) shall be paid by the party against whom enforcement or collection is sought.

     f) All arbitration proceedings shall be conducted in the English language.

     10.4 Injunctive Relief; Liquidated Damages. The Selling Shareholders acknowledge and agree that in the event that any Selling Shareholder breaches the covenants contained in Section 4.7 and 4.8 of this Agreement, ADC would incur irreparable injury and that the remedies available at law for damages will be inadequate and that ADC shall be entitled to seek injunctive relief or specific performance to prevent the breach or continuing breach of Section 4.7 or 4.8 by any Selling Shareholder. In addition, ADC shall be entitled to liquidated damages in the amount of 10% of the amount of Purchase Price paid (or payable pursuant to Schedule 2.2C) to such Selling Shareholder for a breach of Section 4.7 and 25% of the amount of Purchase Price paid (or payable pursuant to Schedule 2.2C) to such Selling Shareholder for a breach of Section 4.8; provided that any amounts recovered by ADC under this Section 10.4 shall be subject to and included in the calculation of the cap on liability set forth in Section 9.3 but shall not be subject to the threshold limitations on liability contained in Section 9.3. Such remedies shall not be deemed to be the exclusive remedy for a breach by the Selling Shareholders of Section 4.7 or
4.8 of this Agreement but shall be in addition to all other remedies that are available to ADC under this Agreement, at law or in equity.

                                  ARTICLE 11
             SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

     Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, all representations, warranties and covenants contained in this Agreement shall survive the Closing and shall continue to be enforceable in accordance with their terms until the later of the delivery of all Deferred Shares to Buyer or the end of the Post-Closing Period (the "Termination Date") or with respect to any specific representation or warranty under which ADC shall have made a claim for indemnification hereunder prior to the Termination Date and as to which such claim has not been completely and finally resolved prior to the Termination Date, such representation or warranty shall survive for the period of time beyond the third anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty. The Parties acknowledge and agree that all covenants, representations and warranties (including the indemnification obligations of the Selling Shareholders under Article 9) are intended to survive the term of the Cash Escrow Agreement.


                                  ARTICLE 12
                              GENERAL PROVISIONS

     12.1 Notices. All notices under this Agreement shall be in writing and shall be deemed properly given hereunder and effective if (i) delivered by personal service, (ii) delivered by courier service or overnight service, (iii) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (iv) when received, if sent by certified or registered mail, postage prepaid, return receipt requested, to the persons at the addresses hereinafter set forth. The addresses for notices to the Parties are as follows:


     To:  ADC

          ADC Telecommunications, Inc.
          4900  West 78th Street
          Minneapolis, Minnesota 55435
          Attention:  President, Broadband Connectivity Group
          Copies to: General Counsel
          Fax No.:  612-946-3209
          Confirmation No. 612-946-8080

     With copies for informational purposes to:

          Messrs. Roschier-Holmberg & Waselius
          Attn. Mr. Risto Ojantakanen
          Keskuskatu 7 A, 00100 Helsinki
          Finland
          Fax No.: +358-0-667 875

     To:  The Selling Shareholders

          c/o Juha Sipila, Representative
          Solitra Oy
          P.O. Box 37
          Tarjusojantie 10
          FIN-90441 Kempele
          Finland

          With copies for informational purposes to:
          Reed Smith Shaw & McClay
          435 Sixth Avenue
          Pittsburgh, PA  15219-1886
          Attention:  Murray Litmans, Esq.
          Fax No.:  412-288-3063
          Confirmation No. 412-288-3131

          and

          Asianajotoimisto Hannes Snellman
          Etelaranta 8
          FIN-00130 Helsinki
          Finland
          Attention: Outi Raitasuo
          Fax No.: 358-0-636 992

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (evidenced, in the case of a telecopy, by the receipt of the correct answer back).

     12.2 References; Incorporation of Schedules and Exhibits; Headings.
Unless otherwise specified herein, (i) all references made to an "Article" or a "Section" refer to one of the Articles or Sections of this Agreement; and (ii) all references made to an "Exhibit" or a "Schedule" refer to one of the Exhibits or Schedules attached to this Agreement, all of which are incorporated into this Agreement by reference. The descriptive headings to Sections and Articles contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.3 Plurals, Gender and Other Construction Matters. As used herein, the plural form of any noun (including defined terms) shall include the singular and the singular shall include the plural, unless the context requires otherwise. Words importing gender shall include both genders. The terms "include", "includes", "including" and all other forms and derivations of such term shall mean including without limitation. The terms "herein", "hereof", "hereunder", "hereby", "hereto", herewith", and words of similar import shall refer to this Agreement as a whole and not to any particular article, section or paragraph of this Agreement. Any reference to the term "person" shall mean any individual, corporation, company, limited or general partnership, limited liability company, trust or estate, joint venture, association, governmental body of authority or other entity.

     12.4 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and the Ancillary Documents delivered in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, correspondence and understandings among the Parties with respect thereto including, without limitation, that certain Letter of Intent dated May 15, 1996 and that certain Confidentiality Agreement dated May 15, 1996. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by a written agreement signed by the parties, and neither party shall be deemed to have waived any provision hereof except pursuant to a signed document expressly stating such waiver. Any such waiver shall be binding only as to the particular circumstance for which it is given and shall not apply to the occurrence of the same circumstance on any other occasion.

     12.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement as applicable, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be effected as originally contemplated to the fullest extent possible.

     12.6 Governing Law. This Agreement and the Ancillary Agreements shall be governed by, and construed in accordance with, the laws of Finland.

     12.7 Counterparts. This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     12.8 Transaction Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all fees, costs and expenses of every kind incurred by it or on its behalf in connection in any way with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein. Notwithstanding the foregoing, (i) ADC or Buyer shall reimburse Solitra for all fees and expenses incurred prior to and at Closing of any accountants or attorneys engaged by the Company or the Selling Shareholders in connection with this Agreement or the transactions contemplated hereby provided, however, that all such fees and expenses in excess of FIM 250,000 shall be deducted from the amount payable to the Selling Shareholders for purposes of calculating the purchase price adjustments pursuant to Schedule 2.2A. ADC shall pay any stamp taxes with respect to the purchase and sale of the Shares under this Agreement. The breach by any Party of such PartyOs obligation to pay fees and expenses under this Agreement or any of the Ancillary Agreements shall not be subject to the limitations on liability et forth in Section 9.3.

     12.9 Press Releases and Announcements. No Party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other Party hereto, except that ADC may issue any such release (or other announcement), file such documents or make such other disclosures as it determines, in its sole discretion, may be required to comply with the requirements of this Agreement, applicable law, or the obligations under any listing agreement with any national securities exchange or other market system. If ADC determines that any such press release or public announcement, filing or disclosure is so required, ADC shall consult with the Representative (but shall not be required to obtain the consent of the Representative or the Selling Shareholders) prior to issuing such press release or making such announcement. The Selling Shareholders acknowledge and agree that ADC shall have the right to disclose such information and file such documents regarding the Company and the terms and conditions of this Agreement as may be required under applicable securities laws and the rules of the stock exchange on which ADC's stock is traded. Prior to Closing, no Party shall make any announcement to the employees, customers or suppliers of the Company with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party.

     12.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, heirs and assigns, but shall not be assignable by any party hereto without the prior written consent of the other Parties.

     12.11 ADC Guarantee. By signing this Agreement, ADC gives to Selling Shareholders a directly enforceable guarantee, as for its own debt, as specified in the Decree on Guarantor's Liability of 1873 (a takausmiehen edesvastaus-velvollisuuden tarkemmasta maaraamisesta 1873/7, as amended) for the payment of any sum owed to Selling Shareholders by Buyer under this Agreement and for the punctual performance of any other obligation by Buyer under this Agreement and or Ancillary Agreements and agrees and acknowledges that the guarantee given under this Section 12.11 is a part of this Agreement. Each of the Selling Shareholders acknowledge and agree that ADC is an intended beneficiary of all rights and benefits of Buyer under this Agreement and that Buyer shall have the right to assign any and all of its rights and benefits hereunder to ADC.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC.            SELLING SHAREHOLDERS:


By   /s/ Peter W. Hemp                    /s/ Juha Sipila
    ------------------------            ------------------------
Print Name  Peter W. Hemp               Juha Sipila
Its   V.P. & G.M.
                                     Polar Electro Oy

                                          /s/ Seppo Saynajakangas
ADC Mersum Oy                      By  --------------------
                                    Seppo Saynajakangas
                                       Its  President
By   /s/ Peter W. Hemp
    -----------------------
Its  Chairman

                                     /s/ Ari Haapakoski
                                   ------------------------
                                   Ari Haapakoski


                                     /s/ Sirpa Juusola
                                   ------------------------
                                   Sirpa Juusola


                                     /s/ Henrik Oja
                                   ------------------------
                                   Henrik Oja


                                     /s/ Sisko Sammallahti-Siklander
                                   ------------------------
                                   Sisko Sammallahti-Siklander

                                  SCHEDULE 1
                                  DEFINITIONS


1. "ADC" shall mean ADC Telecommunications, Inc., a corporation organized under the laws of Minnesota.

2.  "ADC Indemnified Parties" is defined in Schedule 9.1 of this Agreement.

3.  "ADC Losses" is defined in Section 9.1 of this Agreement.

4. "Actual Knowledge" shall mean a Selling Shareholder's (other than Polar Electro Oy) (i) actual knowledge and (ii) knowledge that a Selling Shareholder would obtain in the ordinary carrying out of his duties as a management employee of the Company (a) arising in the ordinary course of business of the Company prior to the date of Closing and (b) upon reasonable inquiry, to the extent permitted by the Confidentiality Agreement dated May 15, 1996, made of other officers or management employees of the Company, or of auditors and attorneys. "Actual Knowledge" in the case of Polar Electro Oy shall mean actual knowledge without a duty to make any inquiry of any Person and without any presumption of any imputed knowledge. "Actual Knowledge" as to ADC shall mean the actual knowledge of those employees of ADC who had significant involvement in the due diligence investigation of the Company and negotiation of this Purchase Agreement after review of materials received from the Company in connection with such due diligence investigation but without further duty of inquiry or any presumption of any imputed knowledge.

5.  "Adjustment Arbitrator" is defined:  Schedule 2.2A of this Agreement.

6. "Affiliate" shall mean as to a particular party (i) any Person which directly or indirectly owns more than ten percent (10%) of any class of the outstanding stock or other equity interest of such party; (ii) any officer or director of such party; (iii) any subsidiary of such party; (iv) any Person who controls, is controlled by or is under common control with such party or (v) any Person of which such party or any Affiliate of party as defined under part
(i), (ii), (iii) or (iv) hereof, directly or indirectly owns more than ten percent (10%) of the common stock or other equity interest.

7. "Agreement" shall mean the Stock Purchase Agreement to which this Schedule 1 is attached.

8. "Ancillary Agreements" shall mean the Cash Escrow Agreement. the Share Escrow Agreement, the Shareholder Agreement, the Solitra USA Agreement and the License Agreement, collectively.

9. "Authority" shall mean any federal, state or local government or governmental, regulatory or administrative authority, court of competent jurisdiction, agency, commission or notified body.

10. "Beginning Net Asset Amount" is defined in Schedule 2.2A to this Agreement.

11. "Bonus Plan" is defined in Section 4.9 of this Agreement.

12. "Budget" is defined in Section 8.2 of this Agreement.

13. "Buyer" shall mean Mersum Oy Ab, a Finnish corporation.

14. "Cash Escrow Agreement" is defined in Section 2.2 of this Agreement.

15. "Closing" is defined in Section 3.1 of this Agreement.

16. "Closing Balance Sheet" is defined in Schedule 2.2A to this Agreement.

17. "Closing Date" is defined in Section 3.1 of this Agreement.

18. "Closing Net Asset Amount" is defined in Schedule 2.2A to this Agreement.

19. "Commitments" is defined in Section 5.6 of this Agreement.

20. "Company" shall mean Solitra Oy, a corporation organized under the laws of Finland.

21. "Company Board" is defined in Section 8.2 of this Agreement.

22. "Company's Facilities" is defined in Section 5.9 of this Agreement.

23. "Company's Financial Statements" is defined in Section 5.5 of this
Agreement.

24. "Company's Intellectual Property Rights" is defined in Section
5.11 of this Agreement.

25. "Deferred Shares" is defined in Section 2.1 of this Agreement.

                                      1-2

26. "Disclosure Schedule" is defined in Article 5 of this Agreement.

27. "Environmental Laws" is defined in Section 5.12 of this Agreement.

28. "ERISA" is defined in Section 5.12 of this Agreement.

29. "Finnish GAAP" is defined in Section 5.5 of this Agreement.

30. "Hazardous Substances" is defined in Section 5.16 of this Agreement.

31. "Holdback Amount" is defined in Section 2.2(a) of this Agreement.

32. "Initial Payment" is defined in Section 2.2(a) of this Agreement.

33. "Initial Shares" is defined in Section 2.1 of this Agreement.

34. "Kempele Facility" is defined in Section 8.1(d) of this Agreement.

35. "License Agreement" is defined in Section 4.14.

36. "Losses" is defined in Section 9.2 of this Agreement.

37. "Material Adverse Effect" shall mean any event, occurrence or condition which adversely effects the financial condition or operation of the Company or Solitra USA by more than Thirty-Seven Thousand Markkaa (FIM 37,500) for any single event, occurrence or condition.

38. "Net Assets" is defined in Schedule 2.2A to this Agreement.

39. "Operating Profit" is defined in Schedule 2.2C to this Agreement.

40. "Opening Balance Sheet" is defined in Schedule 2.2.C.

41. "Parties" shall mean ADC and the Selling Shareholders collectively.

42. "Payment Year" is defined in Section 2.2(b) of this Agreement.

43. "Percentage Interests" shall mean the relative percentages of the total Shares held by each Selling Shareholder, respectively, as of the date of this Agreement as set forth on Schedule 2.2B.

44. "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or

                                      1-3
entity or government, political subdivision, agency or instrumentality of a government.

45. "Post-Closing Payment(s)" is defined in Section 2.2(b) of this Agreement.

46. "Post-Closing Period" shall mean the Period from the Closing Date until October 31, 1999.

47. "Price Adjustment" is defined in Schedule 2.2A to this Agreement.

48. "Purchase Price" is defined in Section 2.2 of this Agreement.

49. "Ravaska" shall mean Lasse Ravaska.

50. "Real Property" is defined in Section 5.9 of this Agreement.

51. "Related Agreements" shall mean the Cash Escrow Agreement, the Share Escrow Agreement, the Shareholder Agreement, and the Confidentiality Agreement collectively.

52. "Representative" is defined in Section 10.1 of this Agreement.

53. "Revenues" is defined in Schedule 2.2C of this Agreement.

54.  "Selling Shareholder(s)" is defined in the Preamble to this Agreement.

55.  "Selling Shareholder Losses" is defined in Section 9.2 of this Agreement.

56. "Severally" shall mean ratably among the Selling Shareholders in accordance with their respective Percentage Interests.

57. "Share Escrow Agent" is defined in Section 4.4 of this Agreement.

58. "Share Escrow Agreement" is defined in Section 4.4 of this Agreement.

59. "Shares" is defined in Recital A to this Agreement.

60. "Shareholder Agreement" is defined in Section 4.5 of this Agreement.

61. "Solitra USA" shall mean Solitra USA, Inc. a corporation organized under the laws of the State of Minnesota.

                                      1-4

62.  "Solitra USA Agreement" is defined in Section 4.3 of this Agreement.

63. "Solitra USA Shares" is defined in Section 4.3 of this Agreement.

64. "Third Party Claims" is defined in Section 9.4 of this Agreement.

65. "U.S. GAAP" is defined in Schedule 2.2C to this Agreement.

                                      1-5

                                 Schedule 2.2A

                  Balance Sheet Adjustment to Purchase Price

     This Schedule 2.2A is attached to and a part of that certain Stock Purchase Agreement dated effective as of July 1, 1996 by and between ADC Telecommunications, Inc., ADC Mersum Oy and each of the shareholders of Solitra Oy (the "Agreement"). Unless otherwise defined herein, all capitalized terms shall have the meaning given such terms in the Agreement.

     1. Balance Sheet Adjustment to Purchase Price. Subject to the provisions of this Schedule 2.2A, the amount of the Initial Payment payable in cash at the Closing pursuant to Section 2.2(a) of the Agreement shall be subject to adjustment based upon differences between (x) the amount of the Company's Net Assets on December 31, 1995 ("Beginning Net Asset Amount") as determined from the Company's balance sheet as of such date which is included in the Company's Financial Statements and (x) the amount of the Company's Net Assets as of the Closing Date the "Closing Net Asset Amount") as determined from an audited balance sheet as of the Closing Date, prepared in accordance with this Schedule 2.2A (the "Closing Balance Sheet").

     (a) If the Closing Net Asset Amount, is greater than the Beginning Net Asset Amount, the amount payable pursuant to Section 2.2 (a) of the Agreement shall be increased by the amount of such increase in the Company's Net Assets.

     (b) If the Closing Net Asset Amount is less than the Beginning Net Asset Amount, the amount payable pursuant to Section 2.2 (a) of the Agreement shall be decreased by the amount of such decrease in the Company's Net Assets.

     (c) Any adjustment required under Section 1(a) or 1(b) above to the amount payable pursuant to Section 2.2(a) of the Agreement is referred to as the "Price Adjustment".

     2.  Calculation of Net Assets.

     (a) For purposes of this Schedule 2.2A, "Net Assets" shall mean shareholders equity which appears as Shareholder Interest in total on the Company's balance sheet as determined in accordance with Finnish GAAP consistently applied.

     (b) For purposes of this Schedule 2.2A, the Parties agree that the Beginning Net Asset Amount is FIM 23,844,810.

     (c) For purposes of this Schedule 2.2A, the Parties agree that the Closing Net Asset Amount shall equal the Company's Net Assets as of the Closing Date as determined from the Closing Balance Sheet prepared in a manner consistent with the Company's Financial Statements and in accordance with Finnish GAAP, subject to the following adjustments:

          (i) The effect of the repayment of the loans to MB Corporate Finance LTD and any loan or capital contribution made by ADC or Buyer to fund such repayment shall not be deemed to be effective until after Closing and shall not be reflected on the Closing Balance Sheet.

          (ii)The payment of FIM 350,000 to Ravaska under the Solitra USA Agreement (or any liability to make such payment) shall be deemed to be effective immediately prior to the Closing and the effect thereof shall be reflected on the Closing Balance Sheet; provided, however, that no amount shall be added to the Company's Closing Balance Sheet to reflect the value of the shares acquired from Ravaska.

          (iii) Neither the effect of the payment by the Company of transaction related legal and accounting expenses on behalf of itself and the Selling Shareholders (or any liability to make such payment) nor the effect of any payments made (or obligation to pay any amount) to the Company under Section 12.8 of the Purchase Agreement ("Transaction Expenses") shall not be deemed to be effective until after the Closing and shall not be reflected on the Closing Balance Sheet; provided, however, to the extent the Transaction Expenses exceed FIM 250,000 such excess amount shall be deducted from the amount payable to the Selling Shareholders pursuant to Section 2.2 (a) of the Agreement.

          (iv)No payments of (nor obligation of ADC to pay) any amounts under the License Agreement shall be included as assets on the Closing Balance Sheet. No liability, if any, of the Company under the License Agreement shall be included as a liability on the Closing Balance Sheet.

          (v) The Parties acknowledge that while the Closing Balance sheet is to be prepared in accordance with Finnish GAAP the Opening Balance Sheet of the same date is being prepared in accordance with US GAAP. The parties acknowledge and agree that any write-up of asset values that appear on the Opening Balance Sheet for purpose of preparing the Opening Balance sheet in accordance with U.S. GAAP or to take advantage of U.S. tax elections, shall not be included in the Closing Balance Sheet. In addition, any reserves that are added to the Opening Balance Sheet for purposes of U.S. GAAP shall not be added to the Closing Balance Sheet if the addition of such reserves is not consistent with Finnish GAAP.

     3. Procedure for Determining Price Adjustments. ADC and the Representative shall calculate the Price Adjustment, if any, in accordance with this Schedule 2.2A. At least ten (10) days prior to the Closing, the Representative shall deliver to ADC the Company's balance sheet as of May 31, 1996 (the "Preliminary Balance Sheet"). A preliminary adjustment to the purchase price (the "Preliminary Price Adjustment") shall be made at Closing based upon the changes to the Company's Net Assets between December 31, 1995 and May 31,1996 as determined from the Preliminary Balance Sheet. ADC shall have a period of ninety (90) days following the Closing Date in which to have its independent accountants, in consultation with the Selling Shareholder's accountants, prepare an audited Closing Balance Sheet in accordance with Finnish GAAP and to deliver a copy of such Closing Balance Sheet to the Representative. If the Closing Net Asset Amount derived from the Closing Balance Sheet prepared by ADC's accountants indicates that the total amount of cash paid by ADC at Closing based on the Preliminary Balance Sheet is less than the amount that should have been paid by ADC based on the Closing Balance Sheet, ADC shall promptly pay such amount to the Representative for distribution to the Selling Shareholders in accordance with their respective Percentage Interests. If any difference between the Preliminary Price Adjustment and the Final Price Adjustment indicates that the total amount of cash paid by ADC at Closing based on the Preliminary Balance Sheet is greater than the amount that should have been paid by ADC based on the Closing Balance Sheet, ADC shall be entitled to make an immediate claim against the cash held under the Cash Escrow Agreement and recover such amount.

     4. Dispute Resolution. Any dispute over the amount of the final Price Adjustment or the accuracy of the Closing Balance Sheet must be raised by the Representative in writing within fifteen days of receipt of the Closing Balance Sheet from ADC or the Representative shall be deemed to have accepted the Closing Balance Sheet and the Closing Net Asset Amount derived from such balance sheet. If there is a dispute regarding the accuracy of the Closing Balance Sheet or the amount of the final Price Adjustment which cannot be resolved by good faith negotiations between the parties within thirty days after receipt of the Closing Balance Sheet by the Representative, such dispute shall be submitted to a mutually agreeable "Big Six" accounting firm with offices in Helsinki (the "Adjustment Arbitrator") who shall be instructed to make a final binding determination of the Price Adjustment, if any, within sixty (60) days of being appointed. The Adjustment Arbitrator shall calculate the amount of the Company's Net Assets and the Price Adjustment in a manner consistent with the provisions of this Schedule 2.2A. The fees and expenses of the Adjustment Arbitrator shall be borne proportionately by ADC and the Selling Shareholders equally. The determination of the Adjustment Arbitrator regarding the Closing Net Asset Amount shall be binding on all parties to the Agreement for purposes of the final Price Adjustment.

     5. Holdback Adjustment. If there is any upward Price Adjustment payable by ADC hereunder, ADC shall deposit the Holdback Portion of such amount with the Cash Escrow Agent and such amount shall be added to the Escrowed Consideration under the Cash Escrow Agreement. For purposes of this Agreement, the "Holdback Portion" shall mean that portion of the upward Price Adjustment amount necessary to make the entire amount deposited with the Cash Escrow Agent (when added to the amount deposited at Closing) equal to 7.5% of the total Initial Payment, as adjusted. Such amount shall be payable in U.S. dollars at an exchange rate of Finnish Markkaa to U.S. dollars equal to 4.6425 to 1.

                                 Schedule 2.2C
                 Terms and Conditions of Post-Closing Payments

     This Schedule 2.2C is attached to and a part of that certain Stock Purchase Agreement dated July 1, 1996 by and between ADC Telecommunications, Inc., ADC Mersum Oy, and the shareholders of Solitra Oy (the "Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given such terms in the Agreement.

1. Periods Covered. The term "Post-Closing Period" shall refer to the period commencing on the Closing date and continuing until October 31, 1999. The Payment Years include the following twelve-month periods collectively:

     a. The period from November 1, 1996 to October 31, 1997 ("Payment Year 1997").

     b. The period from November 1, 1997 to October 31, 1998 ("Payment Year 1998");

     c. The period from November 1, 1998 to October 31, 1999 ("Payment Year 1999").

2. Determination of Post Closing Payments. The amount of the Post-Closing Payment for each of the Payment Years shall be determined by measuring the Company's actual Revenues and Operating Profit (each as defined below) against the financial targets for Revenue and operating profits for each Payment Year pursuant to the terms and conditions of this Schedule 2.2C.

    2.1. Financial Targets The attached Table A sets forth the financial targets for the Company's Revenues and Operating Profit (as determined pursuant to this Schedule 2.2C) for each of the Payment Years.

    2.2. Post-Closing Payments. The attached Table B sets forth the amount of Post Closing Payment that would be payable for each Payment Year depending upon the actual level of the Company's Revenues and Operating Profit (as determined pursuant to this Schedule 2.2C) relative to the targets for the year in question:

     a. Failure to exceed the Threshold amount set forth in Table A (the "Threshold Amount") for a financial measure in any Payment Year would result in no Post-Closing Payment being payable with respect to that financial measure for that Payment Year.

     b. Achieving the First Target amount in Table A (the "First Target Amount") for a financial measure in any Payment Year will result in the First Target payment set forth in Table B being made with respect to that financial measure for that Payment Year. Achieving the Second Target amount in Table A (the "Second Target Amount") for a financial measure in any Payment Year will result in the Second Target payment set forth in Table B being made with respect to that financial measure for that Payment Year. Similarly, the amount of Post-Closing Payment for achievement of the Third Target or Fourth Target would result in the applicable payments taken from Table B being made with respect to that financial measure for that Payment Year.

     c. Financial results between the Threshold Amount and the First Target Amount for a financial goal in a Payment Year will result in a payment being made with respect to that financial measure for that Payment Year which lies between the Threshold and the First Target payments listed on Table B, which shall be calculated, using a straight line percentage, as follows:

        Post-Closing Payment = [(X-Y) DIVIDED BY (Z-Y)] multiplied by (the First Target Payment for such Payment Year and such financial measure as set forth on Table B)

        Where:  X = the actual financial results for a financial measure for such Payment Year,
                Y = the Threshold Amount for such financial measure for such
                 Payment Year,
                Z = the First Target Amount for such financial measure for such Payment Year.

     d. Financial results between the First Target Amount and the Second Target Amount for a financial measure in a Payment Year (see Table A) will result in a payment being made with respect to that financial measure for that Payment Year which lies between the First Target and the Second Target payments listed on Table B, which shall be calculated, using a straight line percentage, as follows:

        Post-Closing Payment = [(X-Z) DIVIDED BY (A-Z)] multiplied by (the Second Target Payment for such Payment Year and such financial measure less the First Target Payment for such Payment Year and such financial measure as set forth on Table B). To this amount, add the First Target Payment for such Payment Year and such financial measure as set forth on Table B.

        Where:  X = the actual financial results for a financial measure for such Payment Year.
                Z = the First Target Amount for such financial measure for such Payment Year
                A = the Second Target Amount for such financial measure for such Payment Year

     e. Financial results between the Second Target Amount and the Third Target Amount for a financial measure in a Payment Year (see Table A) will result in a payment being made with respect to that financial measure for that Payment Year which lies between the Second Target and the Third Target payments listed on Table B, which shall be calculated, using a straight line percentage, as follows:

        Post-Closing Payment = [(X-A) DIVIDED BY (B-A)] multiplied by (the Third Target Payment for such Payment Year and such financial measure less the Second Target Payment for such Payment Year and such financial measure as set forth on Table B). To this amount, add the Second Target Payment for such Payment Year and such financial measure as set forth on Table B.

        Where:  X = the actual financial results for such financial measure for such Payment Year.
                A = the Second Target Amount for such financial measure for such Payment Year.
                B = the Third Target Amount for such financial measure for such Payment Year.

     f. Financial results between the Third Target Amount and the Fourth Target Amount for a financial measure in a Payment Year (see Table A) will result in a payment being made with respect to that financial measure for that Payment Year which lies between the Third Target and the Fourth Target payments listed on Table B, which shall be calculated, using a straight line percentage, as follows:

        Post-Closing Payment = [(X-B) DIVIDED BY (C-B)] multiplied by (the Fourth Target Payment for such Payment Year and such financial measure less the Third Target Payment for such Payment Year and such financial goal as set forth on Table B). To this amount, add the Third Target Payment for such Payment Year and such financial measure as set forth on Table B).

        Where:  X = the actual financial results for such financial measure for such Payment Year.
                B = the Third Target Amount for such financial measure for such Payment Year.
                C = the Fourth Target Amount for such financial measure for such Payment Year.

     g. Similarly, if actual financial results exceed the Fourth Target Amount for a financial measure in a Payment Year, the amount of the Post-Closing Payment for that year would be extrapolated based upon the Third and Fourth Target amounts using a straight line percentage.

     h. All formulas contained in subsections (c), (d), (e), (f) and (g) shall be calculated to three decimal places and rounded to the nearest two decimal places.

     i. As an example of the application of the financial targets and payment amounts to be derived from the foregoing tables, in the 1997 Payment Year, Revenues and Operating Profits equal to or below the Threshold amount in that Payment Year would yield no Post-Closing Payment for that Payment Year. Performance equal to the First Target amount for Revenues and Operating Profits would yield Post-Closing Payments totaling FIM 5.2 million with respect to the revenue component, and FIM 7.9 million with respect to the operating profit component of the Post-Closing Payment arrangement. Performance with respect to a financial measure which is in excess of the Threshold plan, but falling short of the First Target plan, would yield a payment determined by extrapolation on a straight line percentage. Post-Closing Payments would be determined in this fashion with respect to each financial measure, for each Payment Year, based upon actual performance in comparison to the targets set forth above.

    2.3. Procedure for Determination of Post-Closing Payments Within 90 days after the end of each Payment Year, ADC shall determine and notify the Representative of the Post-Closing Payment due for such Payment Year, showing in reasonable detail the computation of the Post-Closing Payment based upon information contained in the Annual Financials (as defined in Section 5 below) for such year, subject to adjustment pursuant to this Schedule 2.2C. The Representative shall have the opportunity within 30 days after receiving such notification to examine during regular business hours such records of the Company as the Representative may reasonably request, and to advise ADC in writing (the "Representative Advice") of any error or disagreement in the accuracy of the Annual Financials or the calculation of the Post-Closing Payment for the year in question. Such dispute shall be resolved by an independent accounting firm in a manner consistent with Section 6 below and the determination of such independent accounting firm shall be binding upon all parties to the Agreement.

    2.4 Definition of Revenue and Operating Profit "Revenues" shall mean the consolidated net revenues of the Company and Solitra USA during the applicable Payment Year, determined in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied subject to those adjustments specifically referred in this Schedule and the Purchase Agreement. "Operating Profit" shall mean all Revenues less all expenses of the Company and Solitra USA (including without limitation depreciation expense and amortization of the Company's merger loss) other than interest income and expense, and provision for income taxes during the applicable Payment Year, determined in accordance with U.S. GAAP consistently applied, subject to the adjustments expressly set forth in this Schedule 2.2C. For the purpose of determining Operating Profit the interest deemed payable to ADC on the principal amount of any loans which replace the loans from MB Corporate Finance Ltd. (as contemplated by Section 4.10 of the Purchase Agreement) shall not thereon exceed the interest rate provided under the loan agreement between the Company and MB Corporate Finance Ltd. that existed prior to Closing. For the purpose of determining Revenues and Operating Profit, no amounts paid to the Company under the License Agreement and no amounts paid to the Company by ADC or Buyer under
Section 12.8 of the Purchase Agreement shall be included in Revenues.

    2.5.  Opening Balance Sheet.   Promptly after Closing, independent auditors
appointed by Buyer, in consultation with the Selling Shareholders' accountants, shall prepare a balance sheet of the Company as of the close of business on June 30, 1996 in accordance with US. GAAP (the "Opening Balance Sheet"). The Parties acknowledge that the Opening Balance Sheet shall be prepared for purposes of establishing a balance sheet under US. GAAP and does not have the same purpose as the Closing Date Balance Sheet to be prepared in accordance with Finnish GAAP pursuant to Schedule 2.2 A. Initial Reserves made on the Opening Balance Sheet for purposes of U.S. GAAP (to the extent such reserves do not appear on the Closing Balance Sheet prepared under Finnish GAAP) shall not be a charge against Revenues for purposes of calculating Operating Profits, provided however, that any subsequent adjustments in the amount of reserves necessary to keep the reserves properly valued in accordance with U.S. GAAP shall be included in the determination of Operating Profit.

3. Support Services by ADC. The parties acknowledge that the Company may depend upon ADC to provide many support services, including, but not limited to, financing, manufacturing, sales and marketing and general administrative services. Subject to the provisions of paragraph (a) through (d) of this
Section 3, if the Company (by approval of at least four (4) members of the Company Board) and ADC agree that ADC shall provide any such services, ADC shall provide such service to the Company on terms no less favorable than the terms on which such services are provided to other subsidiaries or divisions of ADC and such services shall be charged to the Company based upon the actual costs of such services consistent with the manner of allocating such costs generally employed by ADC within its organization, it being understood that general overhead expenses shall generally be allocated based upon revenues of each division. Nothing herein shall constitute a requirement that the Company acquire goods or services from ADC, provided, however, that the Company shall not be entitled to receive any goods or services from ADC or its other affiliates unless the Company agrees to pay for such services on terms consistent with the provisions of this Section 3.

     (a) Cost Of Goods. ADC and the Company shall consult with respect to the desirability of ADC manufacturing of any of the Company's products. If the Company and ADC agree that ADC shall manufacture products or components for the Company all such manufacturing shall be charged to the Company at actual cost including allocated overhead consistent with normal ADC policy then in effect.

     (b) General and Administrative Expenses. The amount charged to the Company for general and administrative expenses shall be allocated to the Company consistent with the approved Budget and normal ADC policy then in effect, based generally upon revenues of each division.

     (c) Joint sales. The Company and ADC acknowledge that the Company (by approval of at least four (4) members of the Company Board) and ADC may agree from time to time that the Company's products to be sold with other ADC products. In the event of any sales of the Company's products together with ADC products, unless otherwise agreed by the Company, revenue shall be allocated to the Company's products based upon the ADC intercompany transfer pricing policy then in effect.

     (d) New Businesses. In the event that during the Post-Closing Period ADC (directly or indirectly) causes the Company or Solitra USA to acquire or merge or consolidate with other business operations that are not part of the Company or Solitra USA as of the Effective Time (any such new business is an "Acquired Business"), the revenues and expenses associated with any such Acquired Business shall only be included in the calculation of Revenues and Operating Profits if it is mutually agreed in writing by ADC and the Company (with approval of at least four (4) members of the Company Board). If the revenues and expenses of any Acquired Business are included in the calculation of Revenues and Operating Profits in accordance with this Section, then ADC's cost of capital shall be applied to the acquisition price of such Acquired Business and the resulting expense shall be allocated to the Company for purposes of determining Operating Profits.

4. Required Expenditures. During the Post-Closing Period, the Company shall be required to make the following expenditures which shall be an expense deducted from Revenues in the calculation of Operating Profits:

     a. Expenses for insurance coverage in commercially reasonable amounts as determined by the Company Board.

     b. Research and Development expenses in amounts not less than the Minimum R & D Amount on an annual basis. For purposes of this Agreement, the "Minimum R & D Amount" shall mean total annual expenditures for research and development, including, without limitations, salaries and other engineering related expenses for design engineering, process engineering, quality engineering and configuration engineering in an amount which exceeds the total annual expenditures for research and development for the previous fiscal year ended October 31 by the Growth Percentage. For purposes of this Agreement, the Growth Percentage shall equal 70% of the percentage growth in Revenues during the year in question over the Revenues during the prior fiscal year ended October 31.

     c. Expenses of independent auditors in Finland selected by ADC (which shall replace the Company's current accountants) to review the Company's financial statements on a quarterly basis and to audit the Company's financial statements on an annual basis.

     d. Expenses associated with the acquisition, installation, implementation and maintenance of information systems compatible with the systems utilized by ADC; provided that annual expenses for such system shall not exceed the lesser of 2% of Revenues or FIM 15,000,000 for the year in question without the consent of at least four (4) members of the Company Board.

5. Preparation of Annual Financial Statements. Within 90 days after the end of each Payment Year, ADC shall cause audited financial statements of the Company and Solitra USA on a consolidated basis as of and for the fiscal year so ended (the "Annual Financials") to be prepared in accordance with U.S. GAAP consistently applied throughout the earnout period, showing the Revenues and Operating Profits for the Payment Year just ended, subject to the provisions of this Schedule 2.2C. Copies of the Annual Financials shall be furnished to the Representative.

6. Dispute Resolution Within 15 days after receipt of the Annual Financials the Representative shall notify ADC of any changes that the Representative requests be made. If the Representative and the ADC are unable to resolve any dispute through good faith negotiations within 15 days after the Representative delivers notification of requested changes, the unresolved matters shall be submitted to a mutually agreed-upon accounting firm to make a final, binding determination of the matters in dispute. Such accounting firm shall be a mutually agreeable "Big Six" firm with offices in Helsinki. Notwithstanding the existence of any such dispute, ADC shall promptly distribute any undisputed Post-Closing Payment amount to which the Selling Shareholders are otherwise entitled.

     The determination made by the accounting firm shall be final, conclusive and binding upon the Parties. The Selling Shareholder on the one hand and Buyer on the other hand shall share the cost of the accounting firm to resolve such dispute based upon the extent to which each party's position is upheld by the firm.

7.  Miscellaneous.

     a. The Post-Closing Payments are personal contractual rights of each of the Selling Shareholders thereof pursuant to the terms of the Agreement and are and shall remain nontransferable for any reason other than by operation of law. Any attempted transfer of such payments (other than as set forth in the preceding sentence) shall be null and void.

     b. Payment of the Post-Closing Payments shall be made by wire transfer of immediately available finds to accounts designated in writing by each of the Selling Shareholders respectively. The Post-Closing Payments shall be allocated among and distributed by the Representative to the Selling Shareholders in accordance with their respective Percentage Interests. No interest shall be payable under Section 2.2 of the Purchase Agreement to the extent any delay in making Post-Closing Payments is caused by the failure of any Selling Shareholder to provide wire transfer instructions in a timely manner.

     c. ADC and Buyer shall be entitled to offset against Post-Closing Payments otherwise payable pursuant to this Agreement against any ADC Losses or ADC Escrow Claims not recovered from the amount held under the Cash Escrow Agreement.

     d. The amount, if any, of dividends or other distributions made by the Company to the Selling Shareholders with respect to the Deferred Shares shall be deducted from the amount of Post-Closing Payments otherwise payable hereunder.

     e. All amounts paid by the Company to Ravaska under the Solitra USA Agreement shall be deducted from the amount of Post-Closing Payment otherwise payable hereunder during the year in which such payment to Ravaska is made.

     f. Each Post-Closing Payment shall represent only a right to receive a cash payment from ADC and Post-Closing Payments shall not possess any attributes of capital stock and shall not entitle the holders of the right to receive Post-Closing Payment to any rights of any kind other than as specifically set forth herein.

     g. No payments by the Company, Buyer or ADC to pay-off the loans from MB Financial pursuant to Section 4.10 of the Agreement shall be reflected in the calculation of the Post-Closing Payments.

                                    Table A
                               Financial Targets
                        (all amounts shown in millions)


   Pay-
   ment    Financial                First       Second     Third     Fourth
   Year     Measure   Threshold     Target      Target     Target    Target
   ----     -------   ---------     ------      ------     ------    ------

   1997     Revenues  FIM 236.2   FIM 270.0   FIM 300.0  FIM 340.0 FIM 400.0

   1997    Operating   FIM 37.6    FIM 48.1    FIM 60.7   FIM 75.5 FIM 100.4
             Profit

   1998     Revenues  FlM 307.1   FlM 364.5   FIM 420.0  FIM 510.0 FlM 760.0

   1998    Operating   FIM 47.4    FIM 63.4    FIM 83.5  FIM 112.0 FIM 207.1
             Profit

   1999     Revenues  FIM 383.9   FIM 473.9   FIM 567.0  FIM 765.0FIM 1,254.0

   1999    Operating   FIM 58.4    FIM 81.6   FIM 111.7  FIM 167.9 FIM 341.0
             Profit


                                    Table B
                                Payment Amounts
                        (all amounts shown in millions)


   Pay-                             First       Second     Third     Fourth
   ment    Financial  Threshold     Target      Target     Target    Target
   Year     Measure    Payment     Payment     Payment    Payment   Payment
   ----     -------    -------     -------     -------    -------   -------

   1997     Revenues      0        FIM 5.2     FlM 10.2   FIM 16.1  FIM 24.9


   1997    Operating      0        FlM 7.9     FIM 15.2   FIM 24.1  FIM 37.3
             Profit


   1998     Revenues      0        FlM 9.3     FIM 18.8   FlM 32.4  FIM 67.4


   1998    Operating      0        FIM 14.0    FIM 28.1   FIM 48.6 FIM 101.2
             Profit


   1999     Revenues      0        FIM 17.7    FIM 36.8   FIM 73.4 FIM 241.5


   1999    Operating      0        FIM 26.5    FIM 55.1  FIM 110.1 FIM 362.2
             Profit


